EXHIBIT 10.1

AGREEMENT OF LEASE

between

SLG 810 Seventh Lessee LLC

Landlord

and

Delcath Systems, Inc.

Tenant

Dated as of February 5, 2010

Portion of the 35th Floor
810 Seventh Avenue
New York, New York

INDEX OF DEFINED TERMS
TERM PAGE

Accelerated Option Space Notice55
Additional Rent2
Alterations11
alternative charge43
Base Insurance Expenses48
Base Tax Year33
Base Year48
Brokers41
Building1
Building Cleaning Contractor27
Building Insurance Expenses49
Building Project33, 48
Business Days30
Business Hours30
Cancellation Date16
Comparative Insurance Year49
Comparative Year33, 49
Consultant Costs42
Declaration47
Delivery Personnel1
Escalated Rent53
Excessive Water30
Expense Payment51
Expenses49
Expiration Date2
Extension Right53
Extension Term53
Extension Term Comm. Date53
Fixed Annual Rent2
FMRV53
Force Majeure16, 31
Freight Items31
Heating Season30
Independent Broker54
Insurance Expense Payment51
Interest Rate28
Interruption in Services25
KW42
KWH42
Land47
Landlord1
Landlord’s Restoration Work14
Landlord’s Work26
Landlord's Broker53
Landlord's Broker's Letter54
Landlord's Cost42
Landlord's Cost Rate42
Lease1
Leaseback Area4
Major Casualty15
Midtown53
Named Tenant55
Option Space55
Option Space Commencement Date55
Option Space Election Notice55
Option Space FMRV56
Percentage48
Premises1
Qualifying Nondisturbance Agreement20
Real Estate Taxes33
Recapture Date4
Rent3
Security32
Specialty Alterations11
Submetering System42
Superior Interests20
Tenant1
Tenant Cleaning Services27
Tenant’s Move31
Tenant’s Recapture Offer4
Tenant’s Share33
Tenant's Broker53
Tenant's Broker's Letter54

          LEASE (this “Lease”) made as of the 5th day of February 2010 between SLG 810 Seventh Lessee LLC, a limited liability company having an office c/o SL Green Realty Corp., at 420 Lexington Avenue, New York, New York, 10170, hereinafter referred to as “Landlord”, and Delcath Systems, Inc., a Delaware corporation having an office at Rockefeller Center, 600 Fifth Avenue, 23rd Floor, New York, New York 10020, hereinafter referred to as “Tenant”.

W I T N E S S E T H

Landlord and Tenant, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby covenant and agree as follows:

ARTICLE 1

DEMISE; PREMISES AND PURPOSE

1.01           Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, those certain premises located on and comprising a rentable portion of the thirty fifth (35th) floor designated as Suite 3505, deemed to consist of approximately 8,629 square feet, approximately as indicated by hatch marks on the plan annexed hereto and made a part hereof as “Exhibit A” (the “Premises”) in the building known as and located at 810 Seventh Avenue, New York, New York (the “Building”) subject to the provisions of this Lease.

1.02           The Premises shall be used and occupied for executive and general office use consistent with that found in Class “A” high-rise office buildings located in midtown Manhattan (the “Permitted Use”) only and for no other purpose.

1.03           Neither the Premises, nor the halls, corridors, stairways, elevators or any other portion of the Building shall be used by Tenant or Tenant’s servants, employees, licensees, invitees or visitors in connection with the aforesaid Permitted Use or otherwise so as to cause any congestion of the public portions of the Building or the entranceways, sidewalks or roadways adjoining the Building whether by trucking or by the congregating or loitering thereon of Tenant and/or the servants, employees, licensees, invitees or visitors of Tenant.

1.04           Tenant shall not permit messengers, delivery personnel or other individuals providing such services to Tenant (“Delivery Personnel”) to: (i) assemble, congregate or to form a line outside of the Premises or the Building or otherwise impede the flow of pedestrian traffic outside of the Premises or Building or (ii) park or otherwise leave bicycles, wagons or other delivery carts outside of the Premises or the Building except in locations outside of the Building designated by Landlord from time-to-time.  Tenant shall require all Delivery Personnel to comply with rules reasonably promulgated by Landlord from time-to-time regarding the use of outside messenger services.

ARTICLE 2

TERM

2.01           The Premises are leased for a term of approximately seven (7) years and six (6) months (the "Term") which shall commence on the date (the "Commencement Date") which shall be the earlier of:

(x) the date upon which Landlord’s Work (hereinafter defined in Article 22 hereof) are deemed to be substantially completed in accordance with Section 22.05 hereof, or

(y) the date Tenant or anyone claiming by, under or through Tenant first shall occupy any part of the Premises for the conduct of Tenant's business,

and shall end on the last day of the sixth (6th) calendar month following the month which the seventh (7th) anniversary of the Commencement Date occurs (the “Expiration Date”) or on such earlier date upon which the term of this Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.  As soon as the Commencement Date and the Expiration Date are known, Landlord and Tenant shall execute a memorandum prepared by Landlord confirming the same within ten (10) days of written demand therefor, but any failure to execute such a memorandum shall not affect such dates as determined by Landlord. Landlord shall endeavor to provide Tenant with seven (7) days prior notice (which may be given in person or by telephone) of Landlord’s reasonable estimate of the Commencement Date; provided, however, that Landlord’s failure to provide such notice and/or such date estimated to be the Commencement Date shall not affect the actual Commencement Date of this Lease.

ARTICLE 3

RENT AND ADDITIONAL RENT

3.01           Tenant shall pay fixed annual rent without electricity (the “Fixed Annual Rent”) at the rates provided for in the schedule annexed hereto and made a part hereof as “Exhibit B” in equal monthly installments in advance on the first (1st) day of each calendar month during the Term, except that the first (1st) monthly installment of Fixed Annual Rent shall be paid by Tenant upon its execution of this Lease.  All sums other than Fixed Annual Rent payable hereunder shall be deemed to be “Additional Rent” and shall be payable from and after the Commencement Date within ten (10) days after demand, unless other payment dates are hereinafter provided.  Tenant shall pay all Fixed Annual Rent and Additional Rent due hereunder at the office of Landlord or such other place as Landlord may designate, payable in United States legal tender, by cash, or by good and sufficient check drawn on a New York City bank which is a member of the New York Clearing House or a successor thereto, and without any set off or deduction whatsoever, except as expressly provided for in this Lease.  The term “Rent” as used in this Lease shall mean Fixed Annual Rent and Additional Rent.  Landlord may apply payments made by Tenant towards the payment of any item of Fixed Annual Rent and/or Additional Rent payable hereunder notwithstanding any designation by Tenant as to the items against which any such payment should be credited.

3.02           Subject to the provisions hereof, if and so long as Tenant is not in default under this Lease, the first six (6) monthly installment(s) of Fixed Annual Rent (without electricity) accruing under the Lease shall be abated by the sum of $38,111.42 per month (for a total abatement of $228,668.50).

ARTICLE 4

ASSIGNMENT/SUBLETTING

4.01           Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise, shall assign, mortgage or otherwise encumber this Lease, or sublet or permit all or part of the Premises to be used by others, without the prior written consent of Landlord, which shall be granted or withheld in each instance in accordance with the terms of this Lease, subject, however, to the provisions of Section 4.09 hereof.  The transfer of a majority of the issued and outstanding capital stock of any corporate tenant or sublessee of this Lease or a majority of the total interest in any partnership tenant or sublessee or company, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, the conversion of a tenant or sublessee entity to either a limited liability company or a limited liability partnership or the merger or consolidation of a corporate tenant or sublessee, shall be deemed an assignment of this Lease or of such sublease.  If this Lease is assigned, or if the Premises or any part thereof is underlet or occupied by any person or entity other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained.  The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting.  In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance, except in accordance with the terms of this Lease.  A modification, amendment or extension of a sublease shall be deemed a sublease.  The listing of the name of a party or entity other than that of Tenant on the Building or floor directory or on or adjacent to the entrance door to the Premises shall neither grant such party or entity any right or interest in this Lease or in the Premises nor constitute Landlord’s consent to any assignment or sublease to, or occupancy of the Premises by, such party or entity.  If any lien is filed against the Premises or the Building of which the same form a part for brokerage services claimed to have been performed for Tenant in connection with any such assignment or sublease, whether or not actually performed, the same shall be discharged within twenty (20) days thereafter, at Tenant’s expense, by filing the bond required by law, or otherwise, and paying any other necessary sums, and Tenant agrees to indemnify Landlord and its agents and hold them harmless from and against any and all claims, losses or liability resulting from such lien for brokerage services rendered.

4.02           If Tenant desires to assign this Lease or to sublet all or any portion of the Premises, it shall first submit in writing to Landlord the documents described in Section 4.06 hereof, and shall offer in writing (“Tenant’s Recapture Offer”), (i) with respect to a prospective assignment, to assign this Lease to Landlord without any payment of moneys or other consideration therefor, or, (ii) with respect to a prospective subletting, to sublet to Landlord the portion of the Premises involved (“Leaseback Area") for the term specified by Tenant in its proposed sublease or, at Landlord’s option in the event such prospective subletting is of all or substantially all of the Premises, for the balance of the term of the Lease less one (1) day, and in any such case of a prospective subletting at the lower of (a) Tenant’s proposed subrental or (b) the rate of Fixed Annual Rent and Additional Rent, and otherwise on the same terms, covenants and conditions (including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the Premises to be covered by such subletting.  Tenant’s Recapture Offer shall specify the date when the Leaseback Area will be made available to Landlord, which date shall be in no event earlier than forty five (45) days nor later than one hundred eighty (180)

days following the acceptance of Tenant’s Recapture Offer (the “Recapture Date”).   If an offer of sublease is made, and if the proposed sublease will result in all or substantially all of the Premises being sublet for the balance or substantially the balance of the Term hereof, then Landlord shall have the option to extend the term of its proposed sublease for the balance of the term of this Lease less one (1) day.  Landlord shall have a period of thirty (30) days from the receipt of such Tenant’s Recapture Offer to either accept or reject Tenant’s Recapture Offer or, with respect to a proposed assignment of this Lease or sublease of all or substantially all of the Premises for the balance or substantially the balance of the Term, to terminate this Lease.  Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 4.09 of this Article, the provisions of this Section 4.02 shall not apply to an assignment of this Lease or sublet of the Premises or portion thereof to a “Related Entity" (defined below).

4.03           If Landlord exercises its option to terminate this Lease pursuant to Section 4.02 of this Article, then (i) the term of this Lease shall end on the Recapture Date and (ii) Tenant shall surrender to Landlord and vacate the Premises on or before such date in the same condition as is otherwise required upon the expiration of this Lease by its terms, (iii) the Rent and Additional Rent due hereunder shall be paid and apportioned to such date, and (iv) Landlord shall be free to lease the Premises (or any portion thereof) to any individual or entity including, without limitation, Tenant’s proposed assignee or subtenant.

4.04           If Landlord shall accept Tenant’s Recapture Offer Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, in either case in a form reasonably satisfactory to Landlord’s counsel.

If a sublease is so made it shall expressly:

(i)           permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;

(ii)           provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;

(iii)           negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

(iv)           provide that Landlord shall accept the Leaseback Area "as is" except that Landlord, at Tenant’s expense, shall perform all such work and make all such alterations as may be required physically to separate the Leaseback Area from the remainder of the Premises and to permit lawful occupancy, it being intended that Tenant shall have no other cost or expense in connection with the subletting of the Leaseback Area;

(v)           provide that at the expiration of the term of such sublease Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted.

4.05           Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Area during the period of time it is so sublet, except for Fixed Annual Rent and Additional Rent, if any, due under the within Lease, which are in excess of the rents and additional sums due under such sublease(and the amount of Fixed Annual Rent and Additional Rent payable by Tenant hereunder shall be reduced by the amount of Fixed Annual Rent and Additional Rent for which Landlord is indemnifying Tenant pursuant to the provisions of this Section 4.05).  Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

4.06           If Tenant requests Landlord’s consent to a specific assignment or subletting, it shall submit in writing to Landlord (i) the name and address of the proposed assignee or sublessee, (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or sublessee and as to its proposed use of the space, and (iv) banking, financial or other credit information relating to the proposed assignee or sublessee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or sublessee.

4.07           If Landlord shall not have accepted Tenant’s Recapture Offer and Landlord shall not have terminated this Lease, as provided for in Section 4.02 hereof, then Landlord will not unreasonably withhold or delay its consent to Tenant’s request for consent to such specific assignment or subletting for the use permitted under this Lease, provided that:

(i)           The Premises shall not, without Landlord’s prior consent, have been listed or otherwise publicly advertised for assignment or subletting at a rental rate lower than the higher of (a) the Fixed Annual Rent and all Additional Rent then payable, or (b) the then prevailing rental rate for other space in the Building; provided, however that this Section 4.07(i) shall not be deemed to prevent Tenant from effectuating an assignment or sublease at a rental rate lower than the then prevailing rental rate for other space in the Building;

(ii)           The proposed assignee or subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Premises, in a manner consistent with the Permitted Use or otherwise acceptable to Landlord (in Landlord’s sole discretion) and in keeping with the standards of the Building;

(iii)           The proposed assignee or subtenant shall not then be a tenant, subtenant, assignee or occupant of any space in the Building, nor shall the proposed assignee or subtenant be a person or entity who has dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent, provided that in any such case, Landlord then has comparable space for a reasonably comparable term available or becoming available for lease in the Building;

(iv)           The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not be likely to increase operating expenses or the burden on existing cleaning services, elevators or other services and/or systems of the Building;

(v)           In case of a subletting, the subtenant shall be expressly subject to all of the obligations of Tenant under this Lease and the further condition and restriction that such sublease shall not be assigned, encumbered or otherwise transferred or the Premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance;

(vi)           No subletting shall end later than one (1) day before the Expiration Date nor shall any subletting be for a term of less than one (1) year unless it commences less than one (1) year before the Expiration Date;

(vii)           At no time shall there be more than two (2) occupants, including Tenant, in the Premises;

(viii)           Tenant shall reimburse Landlord on demand for any reasonable costs, including reasonable attorneys’ fees and disbursements that may be incurred by Landlord in connection with reviewing said assignment or sublease;

(ix)           The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not require any alterations, installations, improvements, additions or other physical changes to be performed, or made to, any portion of the Building or the Real Property other than the Premises; and

(x)           The proposed assignee or subtenant shall not be any entity which is entitled to diplomatic or sovereign immunity or which is not subject to service of process in the State of New York or to the jurisdiction of the courts of the State of New York and the United States located in New York County.

4.08           Any consent of Landlord under this Article shall be subject to the terms of this Article and conditioned upon there being no default by Tenant, beyond any grace period, under any of the terms, covenants and conditions of this Lease at the time that Landlord’s consent to any such subletting or assignment is requested and on the date of the commencement of the term of any proposed sublease or the effective date of any proposed assignment.  Tenant acknowledges and agrees that no assignment or subletting shall be effective unless and until Tenant, upon receiving any necessary Landlord’s written consent (and unless it was theretofore delivered to Landlord) causes a duly executed copy of the sublease or assignment to be delivered to Landlord within ten (10) days after execution thereof.  Any such sublease shall provide that the sublessee shall comply with all applicable terms and conditions of this Lease to be performed by Tenant hereunder.  Any such assignment of this Lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by Tenant.

4.09           Anything hereinabove contained to the contrary notwithstanding, so long as Tenant is not in default under this Lease beyond the grace period applicable to such default, if any, Landlord's consent shall not be required for an assignment of this Lease, or sublease of all or part of the Premises for the uses permitted hereunder, to a Related Entity provided that (i) Landlord is given prior notice thereof and reasonably satisfactory proof that the requirements of this Lease have been met and Tenant agrees to remain primarily liable, jointly and severally, with any transferee or assignee, for the obligations of Tenant under this Lease and (ii) in Landlord's reasonable judgment the proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (x) is in keeping with the standards of the Building and (y) would not adversely affect or increase Landlord’s cost in the operation of the Building.

4.10           For purposes of this Article:

(i) a “Related Entity” shall mean (x) a wholly-owned subsidiary of Tenant or any corporation or entity which controls or is controlled by Tenant or is under common control with Tenant or (y) any entity (i) to which substantially all the assets of Tenant are transferred or (ii) into which Tenant may be merged or consolidated, provided that in either such case both the net worth and ratio of current assets to current liabilities (exclusive of good will) of such transferee or of the resulting or surviving corporation or other business entity, as the case may be, as certified by the certified public accountants of such transferee or the resulting or surviving business entity in accordance with generally accepted accounting principles, consistently applied, is not less than Tenant's net worth and ratio of current assets to current liabilities (exclusive of good will), as so certified, as of (a) the Commencement Date or (b) the day immediately prior to such transaction, whichever is greater, and provided also that any such transaction complies with the other provisions of this Article; and

(ii) the term "control" shall mean, in the case of a corporation or other entity, ownership or voting control, directly or indirectly, of at least fifty (50%) percent of all of the general or other partnership (or similar) interests therein.

4.11           If Landlord shall not have accepted Tenant’s Recapture Offer hereunder and Landlord has not elected to terminate this Lease, and Tenant effects any assignment or subletting, then Tenant thereafter shall pay to Landlord a sum equal to fifty percent (50%) of (a) any rent or other consideration paid to Tenant in connection with such sublease or assignment by any subtenant or assignee which is in excess of the rent allocable to the subleased or assigned space which is then being paid by Tenant to Landlord pursuant to the terms hereof, and (b) any other profit or gain realized by Tenant from any such subletting or assignment.  In computing such excess amount and/or profit or gain, any actual reasonable out-of-pocket expenses incurred by Tenant for advertising, legal fees, brokerage commissions, work allowances, rent concessions and cost of work performed for such subtenant or assignee in connection with such assignment or subleasing shall be deducted.

4.12.           In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in this Article.  Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

ARTICLE 5

DEFAULT

5.01           Landlord may terminate this Lease on ten (10) Business Days’ notice: (a) if Fixed Annual Rent or Additional Rent is not paid within five (5) days after written notice from Landlord that the same is past due; or (b) if Tenant shall have failed to cure a default in the performance of any covenant of this Lease (except the payment of Rent), or any rule or regulation hereinafter set forth, within thirty (30) days after written notice thereof from Landlord, or if default cannot be completely cured in such time, if Tenant shall not promptly proceed to cure such default within said thirty (30) days, or shall not complete the curing of such default with due diligence; or (c) when and to the extent permitted by law, if a petition in bankruptcy shall be filed by or against Tenant or if Tenant shall make a general assignment for the benefit of creditors, or receive the benefit of any insolvency or reorganization act; or (d) if a receiver or trustee is appointed for any portion of Tenant’s property and such appointment is not vacated within sixty (60) days; or (e) if an execution or attachment shall be issued under which the Premises shall be taken or occupied or attempted to be taken or occupied by anyone other than Tenant; or (f) if Tenant shall default beyond any grace period under any other lease between Tenant and Landlord.  At the expiration of the ten (10) Business Day notice period, this Lease and any rights of renewal or extension thereof shall terminate as completely as if that were the date originally fixed for the expiration of the Term of this Lease, but Tenant shall remain liable as hereinafter provided.

5.02           In the event that Tenant is in arrears for Fixed Annual Rent or any item of Additional Rent, Tenant waives its right, if any, to designate the items against which payments made by Tenant are to be credited and Landlord may apply any payments made by Tenant to any items which Landlord in its sole discretion may elect irrespective of any designation by Tenant as to the items against which any such payment should be credited.

5.03           Tenant shall not seek to remove and/or consolidate any summary proceeding brought by Landlord with any action commenced by Tenant in connection with this Lease or Tenant's use and/or occupancy of the Premises (provided, however, that nothing contained herein shall preclude Tenant from asserting a compulsory counterclaim in any such proceeding).

5.04           In the event of a default by Landlord hereunder, no property or assets of Landlord, or any principals, shareholders, officers, directors, partners or members of Landlord, whether disclosed or undisclosed, other than the Building in which the Premises are located and the land upon which the Building is situated, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use and occupancy of the Premises.

ARTICLE 6
RELETTING, ETC.

6.01           If Landlord shall re-enter the Premises ~~on~~ following the default of Tenant after the giving of any required notice and the expiration of the grace period applicable thereto, if any, by summary proceedings or otherwise: (a) Landlord may re-let the Premises or any part thereof, as Tenant’s agent, in the name of Landlord, or otherwise, for a term shorter or longer than the balance of the term of this Lease, and may grant concessions or free rent;  (b) Tenant shall pay Landlord any deficiency between the rent hereby reserved and the net amount of any rents collected by Landlord for the remaining term of this Lease, through such re-letting.  Such deficiency shall become due and payable monthly, as it is determined.  Landlord shall have no obligation to re-let the Premises, and its failure or refusal to do so, or failure to collect rent on re-letting, shall not affect Tenant’s liability hereunder.  In computing the net amount of rents collected through such re-letting, Landlord may deduct all reasonable expenses incurred in obtaining possession or re-letting the Premises, including reasonable legal expenses and fees, reasonable brokerage fees, the reasonable cost of restoring the Premises to good order, and the reasonable cost of all alterations and decorations deemed necessary by Landlord to effect re-letting.  In no event shall Tenant be entitled to a credit or repayment for rerental income which exceeds the sums payable by Tenant hereunder or which covers a period after the original term of this Lease; (c) Tenant hereby expressly waives any right of redemption granted by any present or future law.  “Re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning.  In the event of a breach or threatened breach of any of the covenants or provisions hereof, Landlord shall have the right of injunctive relief.  Mention herein of any particular remedy shall not preclude Landlord from any other available remedy;  (d) Landlord shall recover as liquidated damages, in addition to accrued rent and other charges, if Landlord’s re-entry is the result of Tenant’s bankruptcy, insolvency, or reorganization, the full rental for the maximum period allowed by any act relating to bankruptcy, insolvency or reorganization.

6.02           If Landlord re-enters the Premises for any cause, or if Tenant abandons the Premises, or after the expiration of the term of this Lease, any property left in the Premises by Tenant shall be deemed to have been abandoned by Tenant, and Landlord shall have the right to retain or dispose of such property in any manner without any obligation to account therefor to Tenant.  If Tenant shall at any time default hereunder, and if Landlord shall institute an action or summary proceeding against Tenant based upon such default, and Landlord prevails on its claim, then Tenant will reimburse Landlord for the reasonable legal expenses and fees thereby incurred by Landlord.
ARTICLE 7
LANDLORD MAY CURE DEFAULTS

7.01           If Tenant shall default in performing any covenant or condition of this Lease, after any required notice is given to Tenant and expiration of the grace period applicable to such default hereunder, if any, (provided, however, that notice under this Article shall not be required in the event of an imminent danger to health or safety or in the event that the failure to promptly remedy such default may result in potential criminal or other liability or a default by Landlord under a mortgage, ground lease or other agreement) Landlord may perform the same for the account of Tenant, and if Landlord, in connection therewith, or in connection with any default by Tenant, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorney’s fees, such sums so paid or obligations incurred shall be deemed to be Additional Rent hereunder, and shall be paid by Tenant to Landlord within five (5) days of rendition of any bill or statement therefor, and if Tenant’s lease term shall have expired at the time of the making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

ARTICLE 8
ALTERATIONS

8.01           (A)           Tenant shall make no decoration, alteration, addition or improvement in the Premises, without the prior written consent of Landlord, and then only by contractors or mechanics and in such manner and time, and with such materials, as approved by Landlord.  Subject to all of the other provisions of this Article 8, Landlord shall not unreasonably withhold its consent to the performance of work and improvements in the Premises by contractors employing union labor with the proper jurisdictional qualifications provided, however, that (i) all work affecting the Building’s “Class E” system shall be performed by Landlord’s designated contractor and all plan filings with the Department of Buildings shall be performed by Landlord’s designated expeditor and Landlord’s designated consulting engineer provided that the hourly rates and/or fees charged by any of the foregoing must be consistent with those found in Class “A” high-rise office buildings located in midtown Manhattan, and (ii) Landlord's previous experience with a contractor, and concerns regarding the financial stability of, and any criminal proceedings currently or previously pending against, a contractor or mechanic may form a basis upon which Landlord may withhold its consent.  All alterations, additions or improvements to the Premises, including air-conditioning equipment and duct work, except movable office furniture and trade equipment installed at the expense of Tenant, shall, unless Landlord elects otherwise in writing, become the property of Landlord, and shall be surrendered with the Premises, at the expiration or sooner termination of the term of this Lease.  Any such alterations, additions and improvements which Landlord shall designate shall be removed by Tenant and any damage repaired, at Tenant’s expense, prior to the expiration of this Lease.  Landlord shall make such designation at the time that consent to such alteration, addition or improvement is given provided that Tenant attaches, as part of its request for such consent, a separate written notice specifically referencing this provision and advising Landlord that Landlord is required to make such designation as part of any such consent given by Landlord hereunder.

(B)           Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be obligated to remove any Alterations (as hereinafter defined) hereinafter performed in or to the Premises except for Specialty Alterations.  For purposes of this Section 8.01 (B), “Specialty Alterations” shall mean Alterations consisting of kitchens, pantries, executive bathrooms, raised computer floors, computer installations, vaults, libraries, filing systems, internal staircases, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems, any Alterations which are structural in nature or penetrate or otherwise affects any floor slab, and other Alterations of a similar character which are not customary for general office use in non-institutional office buildings in midtown Manhattan.  Any Alterations performed in the Premises as part of Landlord’s Work shall not constitute a Specialty Alteration for purposes of this Section 8.01(B).   Tenant shall, at Tenant's cost and expense, remove any Specialty Alteration designated by Landlord, repair any damage to the Premises or the Building due to such removal, cap all electrical, plumbing and waste disposal lines in accordance with sound construction practice and restore the Premises to the condition existing prior to the making of such Specialty Alteration.  All such work shall be performed in accordance with plans and specifications first approved by Landlord and all applicable terms, covenants, and conditions of this Lease.  If Landlord’s insurance premiums increase as a result of any Specialty Alterations, Tenant shall pay each such increase each year as Additional Rent upon receipt of a bill therefore from Landlord.

8.02           Anything hereinabove to the contrary notwithstanding, Landlord will not unreasonably withhold or delay approval of written requests of Tenant to make nonstructural interior alterations, additions and improvements (herein referred to as “Alterations”) in the Premises, provided that such Alterations do not affect utility services or plumbing and electrical lines or other systems of the Building and do not affect and are not visible from any portion of the Building outside of the Premises (and purely decorative changes shall not require the consent of Landlord, subject, however, to all other applicable provisions of this Lease).   Notwithstanding anything to the contrary set forth herein, Tenant shall have the right, without the prior consent of Landlord, to make Alterations in the Premises provided that such Alterations:  (a) cost no more than Twenty Thousand and 00/100 ($20,000.00) Dollars, (b) are nonstructural, (c) do not require a building permit or change in the certificate of occupancy for the Building, (d) do not directly or indirectly affect building systems, (e) do not directly or indirectly affect any portion of the Building outside of the Premises, and (f) are not visible from any portion of the Building outside of the Premises.  All Alterations shall be performed in accordance with the following conditions:

(i)           Prior to the commencement of any Alterations requiring Landlord’s consent under this Article 8, Tenant shall first submit to Landlord for its approval detailed dimensioned coordinated plans and specifications, including layout, architectural, mechanical, electrical, plumbing and structural drawings for each proposed Alteration.  Landlord shall be given, in writing, a good description of all other Alterations.

(ii)           All Alterations in and to the Premises shall be performed in a good and workmanlike manner and in accordance with the Building’s rules and regulations governing Tenant Alterations.  Prior to the commencement of any such Alterations, Tenant shall, at its sole cost and expense, obtain and exhibit to Landlord any governmental permit required in connection with such Alterations.  In order to compensate Landlord for its general conditions and the costs incurred by Landlord in connection with Tenant’s performance of Alterations in and/or to the Premises (including, without limitation, the costs incurred by Landlord in connection with the coordination of Alterations which may affect systems or services of the Building or portions of the Building outside of the Premises), Tenant shall pay to Landlord a fee equal to three (3%) percent of the cost of such Alterations requiring Landlord’s consent under this Article 8 (excluding, however Landlord’s Work and all other work performed in the Premises in order to prepare the same for Tenant’s initial occupancy therein).  Such fee shall be paid by Tenant as Additional Rent hereunder within fifteen (15) days following receipt of an invoice therefor.

(iii)           All Alterations shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directions, rules and regulations of governmental authorities having jurisdiction, including, without limitation, the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto, and also New York City Local Law No. 76 and similar present or future laws, and regulations issued pursuant thereto, on abatement, storage, transportation and disposal of asbestos and other hazardous materials, which work, if required, shall be effected at Tenant’s sole cost and expense, by contractors and consultants approved by Landlord and in strict compliance with the aforesaid rules and regulations and with Landlord’s rules and regulations thereon.

(iv)           All work shall be performed with union labor having the proper jurisdictional qualifications.

(v) Tenant shall keep the Building and the Premises free and clear of all liens for any work or material claimed to have been furnished to, on behalf of or through Tenant or its contractors or subtenants.

(vi) Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of the following insurance maintained by either Tenant or Tenant’s contractor:

(a)           Workmen’s compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises.

(b)           Broad form general liability insurance written on an occurrence basis naming Tenant as an insured and naming Landlord and its designees as additional insureds, with limits of not less than $3,000,000 combined single limit for personal injury in any one occurrence, and with limits of not less than $500,000 for property damage (the foregoing limits may be revised from time to time by Landlord to such higher limits as Landlord from time to time reasonably requires).  Tenant, at its sole cost and expense, shall cause all such insurance to be maintained at all time when the work to be performed for or by Tenant is in progress.  All such insurance shall be obtained from a company authorized to do business in New York and shall provide that it cannot be canceled without thirty (30) days prior written notice to Landlord.  All polices, or certificates therefor, issued by the insurer and bearing notations evidencing the payment of premiums, shall be delivered to Landlord.  Blanket coverage shall be acceptable, provided that coverage meeting the requirements of this paragraph is assigned to Tenant’s location at the Premises.

(vii)           [Intentionally Deleted.]

(viii)           All work to be performed by Tenant shall be done in a manner which will not interfere with or disturb other tenants and occupants of the Building.

(ix)           The review and/or approval by Landlord, its agents, consultants and/or contractors, of any Alteration or of plans and specifications therefor and the coordination of such Alteration work with the Building, as described in part above, are solely for the benefit of Landlord, and neither Landlord nor any of its agents, consultants or contractors shall have any duty toward Tenant; nor shall Landlord or any of its agents, consultants and/or contractors be deemed to have made any representation or warranty to Tenant, or have any liability, with respect to the safety, adequacy, correctness, efficiency or compliance with laws of any plans and specifications, Alterations or any other matter relating thereto.

(x)           Promptly following the substantial completion of any Alterations requiring Landlord’s consent under this Article 8, Tenant shall submit to Landlord: (a) one (1) sepia and one (1) copy on floppy disk (using a current version of Autocad or such other similar software as is then commonly in use) of final, “as-built” plans for the Premises showing all such Alterations and demonstrating that such Alterations were performed substantially in accordance with plans and specifications first approved by Landlord and (b) an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, lien waivers and releases from all contractors, subcontractors, vendors and materialmen; architects’ and Tenant’s certification of completion, payment and acceptance, and all governmental approvals and confirmations of completion for such Alterations.

ARTICLE 9

LIENS

9.01           Tenant at its expense shall cause any lien filed against the Premises or the Building, for work or materials claimed to have been furnished to Tenant, to be discharged of record within fifteen (15) days after notice thereof.

ARTICLE 10

REPAIRS

10.01           Tenant shall take good care of the Premises and the fixtures and appurtenances therein, and shall make all repairs necessary to keep them in good working order and condition, including structural repairs to the extent necessitated by the act, omission or negligence of Tenant or its agents, employees, invitees or contractors, subject to the provisions of Article 11 hereof.  During the term of this Lease, Tenant may have the use of any air-conditioning equipment servicing the Premises, subject to the provisions of Article 35 of this Lease, and shall reimburse Landlord, in accordance with Article 41 of this Lease, for electricity consumed by such equipment. The exterior walls and roofs of the Building, the mechanical rooms, service closets, shafts, areas above any hung ceiling and the windows and the portions of all window sills outside same are not part of the Premises demised by this Lease, and Landlord hereby reserves all rights to such parts of the Building.  Tenant shall not paint, alter, drill into or otherwise change the appearance of the windows including, without limitation, the sills, jambs, frames, sashes, and meeting rails.

10.02           Landlord shall maintain and repair the structural elements and the common facilities, equipment and systems of the Building (other than the distribution portions of the Building’s systems located in the Premises) and the perimeter heating and air conditioning systems servicing the Premises.  Notwithstanding anything to the contrary contained herein, Landlord’s aforesaid obligation shall be performed at the expense of Tenant to the extent that the need for same arises out of the negligence or willful misconduct of Tenant, its employees, agents or invitees, or Tenant's breach of the terms, covenants or conditions of this Lease.

ARTICLE 11
FIRE OR OTHER CASUALTY
11.01           Damage by fire or other casualty to the Building and to the core and shell of the Premises (i.e., exterior Building walls, core Building walls and doors, Premises demising walls, utility risers, elevators and other Building facilities serving the Premises), (excluding the tenant improvements and betterments and Tenant’s personal property) shall be repaired at the expense of Landlord (“Landlord’s Restoration Work”), but without prejudice to the rights of subrogation, if any, of Landlord’s insurer to the extent not waived herein.  Landlord shall not be required to repair or restore any of Tenant’s property or any alteration, installation or leasehold improvement made in and/or to the Premises.  If, as a result of such damage to the Building or to the core and shell of the Premises, the Premises are rendered untenantable, the Rent shall abate in proportion to the portion of the Premises not usable by Tenant from the date of such fire or other casualty until Landlord’s Restoration Work is substantially completed.  Landlord shall not be liable to Tenant for any delay in performing Landlord’s Restoration Work, Tenant’s sole remedy being the right to an abatement of Rent, as provided above.  Tenant shall cooperate with Landlord in connection with the performance by Landlord of Landlord’s Restoration Work.  If the Premises are rendered wholly untenantable by fire or other casualty and if Landlord shall decide not to restore the Premises, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it (whether or not the Premises have been damaged), Landlord may within ninety (90) days after such fire or other cause give written notice to Tenant of its election that the term of this Lease shall automatically expire no less than ten (10) days after such notice is given provided that Landlord shall have canceled leases covering at least seventy-five (75%) percent of the office space in the Building pursuant to which it may, under such circumstances, exercise a right of termination.  Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise.  The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums.  Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof.

11.02           In the event that the Premises has been damaged or destroyed and this Lease has not been terminated in accordance with the provisions of this Article, Tenant shall (i) cooperate with Landlord in the restoration of the Premises and shall remove from the Premises as promptly as reasonably possible all of Tenant’s salvageable inventory, movable equipment, furniture and other property and (ii) repair the damage to the tenant improvements and betterments and Tenant’s personal property and restore the Premises within one hundred eighty (180) days following the date upon which the core and shell of the Premises shall have been substantially repaired by Landlord.

11.03           Provided that Landlord does not elect to terminate this Lease in accordance with the provisions of this Article, within ninety (90) days following the date of any fire or other casualty to the Building, Landlord shall notify Tenant of Landlord's good faith estimate of the period necessary for Landlord to perform Landlord’s Restoration Work.  If (i) the core and shell of the Premises have been damaged or destroyed or the Building has been damaged or destroyed to the extent that Tenant's access to the Premises has been substantially impaired (a “Major Casualty”) and (ii) the estimated time by Landlord to restore the core and shell of the Premises is more than nine (9) months after the occurrence of such Major Casualty or to restore Tenant’s access to the Premises is more than nine (9) months after the occurrence of such Major Casualty, as the case may be, Tenant shall have the option, within thirty (30) days of the date such notice is given to Tenant, to elect by written notice to Landlord to terminate this Lease on a date not less than ten (10) nor more than thirty (30) days after the date Tenant's notice is given.

11.04           Provided that Landlord does not elect to terminate this Lease in accordance with the provisions of this Article and Tenant does not elect to terminate this Lease in accordance with the provisions of Section 11.03 of this Article, in the event of a Major Casualty, if: (i) there has been substantial damage or destruction to any portion or portions of the Building and Landlord shall not have substantially restored Tenant’s access to the Premises within nine (9) months from the date of such Major Casualty, or within such period after such date (not exceeding three (3) months) as shall equal the aggregate period Landlord may have been delayed in doing so by reasons of Force Majeure (defined below); or (ii) if damage is confined substantially to the Premises and Landlord shall not have substantially completed the making of the required repairs to the core and shell of the Premises within nine (9) months from the date of such Major Casualty, or within such period after such date (not exceeding three (3) months) as shall equal the aggregate period Landlord may have been delayed in doing so by reasons of Force Majeure, then, and in such event, Tenant may elect to terminate this Lease upon giving written notice to Landlord within thirty (30) days after the end of such nine (9) month period, as the case may be, and as the same may be extended in accordance with the provisions hereof, and the term of this Lease shall expire on the date set forth therein which shall be not less than thirty (30) days after the date such notice is given (the “Cancellation Date”) provided that Landlord does not substantially complete the required repairs to the Building or to the core and shell of the Premises, as the case may be, prior to the Cancellation Date.  For purposes of this Article, “Force Majeure” shall mean the inability of Landlord to perform an obligation accruing under this Article by reason of accidents, strikes, the inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, governmental restrictions, regulations or controls or by reason of any other similar cause beyond the reasonable control of Landlord.

        11.05           For purposes of this Article 11, the term “untenantable” shall mean that the Premises are unsuitable for Tenant’s normal business operations in the Premises.

ARTICLE 12

END OF TERM

12.01           Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, except for reasonable wear and tear and damage by fire or other casualty, and Tenant shall remove all of its property.  Tenant agrees it shall indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay.  The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender the Premises will be substantial, will exceed the amount of monthly Rent theretofore payable hereunder, and will be impossible of accurate measurement. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within one (1) day after the date of the expiration or sooner termination of the Term of this Lease, then Tenant will pay Landlord as liquidated damages for each month and for each portion of the first and second month during which Tenant holds over in the Premises after expiration or termination of the Term of this Lease, a sum equal to one and one-half (1 ½) times the average  Rent which was payable per month under this Lease during the last six months of the Term thereof and for the third and subsequent months during which Tenant holds over in the Premises after expiration or termination of the Term of this Lease, a sum equal to two (2) times the Rent which was payable per month under this Lease during the last month of the Term thereof.  Tenant shall also pay all Additional Rent as incurred in the normal course of operations under the Lease.  The aforesaid obligations shall survive the expiration or sooner termination of the Term of this Lease.  At any time during the Term of this Lease, Landlord may exhibit the Premises to prospective purchasers or mortgagees of Landlord’s interest therein upon reasonable advance notice to Tenant (which may be given in person or by telephone).  During the last year of the term of this Lease, Landlord may exhibit the Premises to prospective tenants upon reasonable advance notice to Tenant (which may be given in person or by telephone).

ARTICLE 13

SUBORDINATION AND ESTOPPEL, ETC.

13.01           This Lease, and all rights of Tenant hereunder, are, and shall continue to be, subject and subordinate in all respects to:

(1)           all ground leases, overriding leases and underlying leases of the land and/or the building now or hereafter existing;

(2)           all mortgages that may now or hereafter affect the land, the Building and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings;

(3)           each and every advance made or hereafter to be made under such mortgages;

(4)           all renewals, modifications, replacements and extensions of such leases and such mortgages; and

(5)   all spreaders and consolidations of such mortgages.
13.02           The provisions of Section 13.01 of this Article shall be self-operative, and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall execute and deliver any instrument that Landlord, the lessor of any such lease, the holder of any mortgage or any of its successors in interest shall reasonably request to evidence such subordination and, in the event that Tenant shall fail to execute and deliver any such instrument within ten (10) days after request therefor, and provided Landlord gives Tenant a reminder notice of such failure, and Tenant continues to fail to deliver such statement to Landlord within five (5) days after such reminder notice is deemed given, pursuant to Section 27.01 hereof, then Tenant shall irrevocably constitute and appoint Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant; provided that such subordination does not increase any monetary obligations, materially increase any non-monetary obligations, or materially decrease the rights of Tenant under this Lease.  The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article 13 are herein sometimes called “superior leases”, the mortgages to which this Lease is, at the time referred to, subject and subordinate are herein sometimes called “superior mortgages”, the lessor of a superior lease or its successor in interest at the time referred to is sometimes herein called a “lessor” and the mortgagee under a superior mortgage or its successor in interest at the time referred to is sometimes herein called a “mortgagee”.

13.03           In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until:

(i)           it has given written notice of such act or omission to the mortgagee of each superior mortgage and the lessor of such superior lease whose name and address shall previously have been furnished to Tenant; and

(ii)           a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such mortgagee or lessor shall have obtained possession of the Premises and become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).  Nothing contained herein shall obligate such lessor or mortgagee to remedy such act or omission.

13.04           If the lessor of a superior lease or the mortgagee of a superior mortgage shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then, at the request of such party so succeeding to Landlord’s rights (hereinafter sometimes called a “successor landlord”), and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such successor landlord may reasonably request to evidence such attornment.  Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment, except that such successor landlord shall not be subject to any offset or liable for any previous act or omission of Landlord under this Lease except for the repair, maintenance and service obligations of the Landlord under the Lease which accrued or are continuing on or after such successor landlord shall have obtained possession of the Premises; provided that nothing herein shall be construed to limit Tenant’s rights and remedies against the Landlord under the Lease.

13.05           If, in connection with obtaining financing or refinancing for the Building, a banking, insurance, or other lender shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not increase the obligation, or decrease the rights, of Tenant hereunder (except to a de minimus extent, in each instance).  In no event shall a requested modification of this Lease requiring Tenant to do the following be deemed to adversely affect the leasehold interest hereby created:

(i)           give notice of any default by Landlord under this Lease to such lender and/or permit the curing of such defaults by such lender; and

(ii)           obtain such lender’s consent for any modification of this Lease.

13.06           This Lease may not be modified or amended so as to reduce the Rent, shorten the term, or otherwise materially affect the rights of Landlord hereunder, or be canceled or surrendered, without the prior written consent in each instance of the ground lessors and of any mortgagees whose mortgages shall require such consent.  Any such modification, agreement, cancellation or surrender made without such prior written consent shall be null and void.

13.07           Tenant agrees that if this Lease terminates, expires or is canceled for any reason or by any means whatsoever by reason of a default under a ground lease or mortgage, and if prior to Tenant having vacated the Premises as a result of such termination (provided a reasonable period of time has elapsed before Tenant vacates the Premises as a result of such termination), the applicable ground lessor or mortgagee so elects by written notice to Tenant, this Lease shall automatically be reinstated for the balance of the term which would have remained but for such termination, expiration or cancellation, at the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same force and effect as if no such termination, expiration or cancellation had taken place.  Tenant covenants to execute and deliver any instrument required to confirm the validity of the foregoing.

13.08           From time to time, Tenant, on at least fifteen (15) days’ prior written request by Landlord, shall deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there shall have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the Rent and other charges have been paid and stating whether or not Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default,  and provided Landlord gives Tenant a reminder notice of such failure, and Tenant continues to fail to deliver such statement to Landlord within five (5) days after such reminder notice is deemed given,  Then Tenant hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute, acknowledge and deliver any such statements or certificates for and on behalf of Tenant in the event that Tenant fails to so execute any such statement or certificate.

13.09           Provided that Tenant occupies the entire rentable portion of the thirty fifth (35th) floor of the Building, Landlord will use commercially reasonable efforts to obtain for the benefit of Tenant a subordination, attornment and non-disturbance agreement with all future mortgagees of the Building, the Premises or the Land (collectively, the “Superior Interests"), in the standard form of each such Superior Interest which shall provide, in substance, that so long as Tenant is not in default under this Lease, then each Superior Interest will not terminate this Lease or take any action to recover possession of the Premises, notwithstanding any termination of the Landlord’s interest in the Building, the Premises or the Land, provided Tenant on request promptly attorns to the Superior Interests or their designee or, on request, enters into a new lease with the Superior Interests or their designee for the remaining term of this Lease and otherwise on the same terms, covenants, conditions and rentals as herein provided (each, a “Qualifying Nondisturbance Agreement”).  Under no circumstances shall the Superior Interests be subject to any offsets or defenses not expressly provided for in this Lease which Tenant may have against Landlord or bound by any credit for Fixed Annual Rent or Additional Rent which may have been paid by Tenant to Landlord for more than the then current month unless expressly approved in writing by the Superior Interests.  Landlord shall have no liability to Tenant for its failure to obtain any Qualifying Nondisturbance Agreement.  Landlord's agreement to use commercially reasonable efforts hereunder shall not impose any obligation upon Landlord (i) to incur any cost or expense or (ii) to institute any legal or other proceeding in connection with obtaining such Qualifying Nondisturbance Agreement.  Any fees or costs imposed by the Superior Interests or their attorneys in connection with obtaining such Qualifying Nondisturbance Agreement shall be paid by Tenant promptly following demand.

13.10           Notwithstanding anything contained herein to the contrary, if Tenant shall fail to execute, acknowledge and return any such Qualifying Nondisturbance Agreement within ten (10) days after receipt thereof, and such failure shall continue for five (5) days after notice of such failure shall have been given to Tenant, then Tenant shall be deemed to have executed and delivered such Qualifying Nondisturbance Agreement and Landlord will be deemed to have obtained such Qualifying Nondisturbance Agreement for the benefit of Tenant, notwithstanding the fact that Tenant has not, in fact, executed and delivered such Qualifying Nondisturbance Agreement.  Tenant hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute, acknowledge and deliver such Qualifying Nondisturbance Agreement for and on behalf of Tenant in the event that Tenant fails to so execute, acknowledge and deliver any such Qualifying Nondisturbance Agreement.

ARTICLE 14

CONDEMNATION

14.01           If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu thereof, for any public or quasi-public purpose, this Lease shall terminate on the date of the vesting of title through such proceeding or purchase, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term of this Lease, nor shall Tenant be entitled to any part of the condemnation award or private purchase price.  If less than a substantial part of the Premises is condemned, this Lease shall not terminate, but Rent shall abate in proportion to the portion of the Premises condemned. Nothing contained herein shall preclude Tenant from filing a separate claim for the value of its trade fixtures and moving expenses provided that such claim does not diminish Landlord's claim hereunder.

ARTICLE 15

REQUIREMENTS OF LAW

15.01           Tenant at its expense shall comply with all laws, orders and regulations of any governmental authority having or asserting jurisdiction over the Premises, which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises or the Building or the use or occupancy thereof, including, without limitation, compliance in the Premises with the Americans with Disabilities Act of 1990 (the “ADA”), and all City, State and Federal laws, rules and regulations on the disabled or handicapped, on fire safety and on hazardous materials (collectively, “Applicable Laws”).  The foregoing shall not require Tenant to do work to the Building or to the Premises unless the requirement for the performance of any such work is attributable to (i) Tenant’s particular manner of use of the Premises or method of operation therein, (ii) the particular nature of any Alterations or tenant improvements in the Premises, (iii) a breach by Tenant of its obligations under the Lease or (iv) the negligence or willful misconduct of Tenant, its agents, servants, contractors, invitees, subtenants and/or any person or entity entering or occupying the Premises or any portion thereof with the consent of Tenant or any such parties.  Landlord shall comply with all Applicable Laws except to the extent that Tenant is required to comply with such Applicable Laws hereunder, subject to Landlord’s right to defer compliance therewith for so long as Landlord is contesting in good faith the validity or applicability thereof to the Premises, the Building or the land thereunder, and provided that Landlord’s election under this Section 15.01 does not prohibit Tenant’s use of the Premises for office purposes.

15.02           Tenant will not clean, nor require, permit, suffer or allow, any window in the Premises to be cleaned from the outside, in violation of Section 202 of the Labor Law and the rules of any governmental authority having or asserting jurisdiction.

15.03           Tenant at its expense shall comply with all requirements of the New York Board of Fire Underwriters, or any other similar body affecting the Premises, and shall not use the Premises in a manner which shall increase the rate of fire insurance of Landlord or of any other tenant, over that in effect prior to this Lease.  If Tenant’s use of the Premises increases the fire insurance rate, Tenant shall reimburse Landlord for all such increased costs.  That the Premises are being used for the purpose set forth in Article 1 hereof shall not relieve Tenant from the foregoing duties, obligations and expenses.

ARTICLE 16

CERTIFICATE OF OCCUPANCY

16.01           Tenant will at no time use or occupy the Premises in violation of the certificate of occupancy issued for the Building.  The statement in this Lease of the nature of the business to be conducted by Tenant shall not be deemed to constitute a representation or guaranty by Landlord that such use is lawful or permissible in the Premises under the certificate of occupancy for the Building.

ARTICLE 17

POSSESSION

17.01           If Landlord shall be unable to give possession of the Premises on the Commencement Date because of the retention of possession of any occupant thereof, alteration or construction work, or for any other reason, Landlord shall not be subject to any liability for such failure.  In such event, this Lease shall stay in full force and effect, without extension of its Term.  However, the Rent hereunder and the rent abatement set forth in Section 3.02 hereof shall not commence until the Premises are available for occupancy by Tenant.  If delay in possession is due to work, changes or decorations being made by or for Tenant (other than on account of Landlord’s Work) or is otherwise caused by Tenant, there shall be no rent abatement and the Rent (and the abatement provided for in Section 3.02 hereof) shall commence on the date specified in this Lease.  If permission is given to Tenant to occupy the Premises or other Premises prior to the date specified as the commencement of the Term, such occupancy shall be deemed to be pursuant to the terms of this Lease, except that the parties shall separately agree as to the obligation of Tenant to pay Rent for such occupancy.

17.02           Notwithstanding anything contained herein to the contrary:

(i)           in the event that the Commencement Date shall not have occurred on or before the 1st Penalty Date (as such term is hereinafter defined), then, in addition to the rent abatement provided for in Section 3.02 hereof, Tenant shall receive a rent credit in an amount equal to one half (1/2) day’s Fixed Annual Rent payable hereunder for each day of delay after the 1st Penalty Date until the earlier of (a) the day immediately preceding the 2nd Penalty Date (as such term is hereinafter defined) or (b) the Commencement Date, provided, however, the 1st Penalty Date shall be extended by one day for each day of delay which is due to a Tenant Delay (as such term is hereinafter defined) or Force Majeure (as such term is hereinafter defined); and

(ii)           in the event that the Commencement Date shall not have occurred on or before the 2nd Penalty Date (as such term is hereinafter defined), then, in addition to the rent abatement provided for in Section 3.02 hereof, Tenant shall receive a rent credit in an amount equal to one (1) day’s Fixed Annual Rent payable hereunder for each day of delay after the 2nd Penalty Date until the Commencement Date shall have occurred, provided, however, the 2nd Penalty Date shall be extended by one day for each day of delay which is due to a Tenant Delay or Force Majeure, and

(iii)           in the event that the Commencement Date shall not have occurred on or before the Outside Delivery Date (as such term is hereinafter defined), then Tenant may by written notice given to Landlord on or before the date that is ten (10) days following the Outside Delivery Date elect to terminate and cancel this Lease effective on the date (the “Cancellation Date”) occurring ten (10) days following the date such notice is given, in which event (provided that the Commencement Date has not occurred prior to the Cancellation Date) this Lease shall be null and void and of no further force and effect, and neither Landlord nor Tenant shall have any further rights or obligations hereunder; provided further, however, that the representations and indemnifications contained in Article 40 hereof shall survive such termination), all monies paid by Tenant hereunder for rent and security shall be immediately returned to Tenant and the Outside Delivery Date shall be extended by one day for each day of delay which is due to a Tenant Delay or Force Majeure.

17.03           For purposes of Section 17.02 of this Article, the following terms shall have the following meanings:  (I) the “1st Penalty Date” shall mean the date that is fifty two (52) days following the date (the “Work Permit Date”) Landlord receives from the New York City Department of Buildings a building permit for the performance of Landlord’s Work; (II) the “2nd Penalty Date” shall mean the date that is eighty two (82) days following the Work Permit Date; (III) the “Outside Delivery Date” shall mean the date that is two hundred forty (240) days following the Work Permit Date;  (IV) “Tenant Delay” means any delay which Landlord may encounter in the performance of Landlord’s obligations hereunder by reason of any act or omission of any nature of Tenant, Tenant’s agents or contractors, including, without limitation, delays due to changes in or additions to the work set forth herein requested by Tenant, delays by Tenant in submission of information or giving authorizations or approvals or  delays due to the postponement of any such work at the request of Tenant; and (V) "Force Majeure" shall mean any of the following:  (i) a strike, (ii) lock-out or other labor trouble, (iii) governmental preemption of priorities or other controls in connection with a public emergency or (iv) shortages of fuel, supplies or labor or failure or defect in the supply, quantity or quality of electricity or water as the result of governmental preemption or by reason of any legal requirement or act or omission of a public utility.  Upon Landlord’s receipt of a written request from Tenant, Landlord shall provide Tenant with a copy of the building permit referred to in subsection (I) of this Section 17.03 provided that such permit is then in the possession of Landlord.

17.04           The provisions of this Article are intended to constitute an "express provision to the contrary" within the meaning of Section 223(a), New York Real Property Law.

ARTICLE 18

QUIET ENJOYMENT

18.01           Landlord covenants that if Tenant pays the Rent and performs all of Tenant’s other obligations under this Lease, Tenant may peaceably and quietly enjoy the Premises, subject to the terms, covenants and conditions of this Lease and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

ARTICLE 19

RIGHT OF ENTRY

19.01           Tenant shall permit Landlord to erect, construct and maintain pipes, conduits and shafts in and through the Premises.  Landlord or its agents shall have the right to enter or pass through the Premises at all times, upon reasonable advance notice to Tenant (which may be given in person or by telephone) and, in the event of an emergency, by master key, reasonable force or otherwise, to examine the same, and to make such repairs, alterations or additions as it may deem necessary or desirable to the Premises or the Building, and to take all material into and upon the Premises that may be required therefor.  Such entry and work shall not constitute an eviction of Tenant in whole or in part, shall not be grounds for any abatement of Rent, and shall impose no liability on Landlord by reason of inconvenience or injury to Tenant’s business. Landlord shall use reasonable efforts to minimize interference with Tenant’s normal business activities within the Premises provided, however, that Tenant acknowledges and agrees that at, Landlord’s election, all such work shall be performed on normal business days during normal business hours, unless Tenant requests and pays Landlord incremental difference in cost for overtime or premium labor.  Landlord shall have the right at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant, to change the arrangement and/or location of entrances or passageways, windows, corridors, elevators, stairs, toilets, or other public parts of the Building, and to change the designation of rooms and suites and the name or number by which the Building is known.

ARTICLE 20

INDEMNITY

20.01           Tenant shall indemnify, defend and save Landlord harmless from and against any liability or expense arising from the use or occupation of the Premises by Tenant, or anyone on the Premises with Tenant’s permission, or from any breach of Tenant’s obligations under this Lease except to the extent arising out of the gross negligence or willful misconduct of Landlord, its employees or agents (subject, however, to the provisions of Articles 11 and 43 hereof).

ARTICLE 21
LANDLORD’S LIABILITY, ETC.

21.01           This Lease and the obligations of Tenant hereunder shall not in any way be affected because Landlord is unable to fulfill any of its obligations or to supply any service, by reason of strike or other cause not within Landlord’s control.  Landlord shall have the right, without incurring any liability to Tenant, to stop any service because of accident or emergency, or for repairs, alterations or improvements, necessary or desirable in the judgment of Landlord, until such repairs, alterations or improvements shall have been completed. Landlord shall undertake such repairs, alterations or improvements promptly and shall proceed with reasonable diligence and shall use reasonable efforts to minimize interference with Tenant’s normal business activities within the Premises provided, however, that Tenant acknowledges and agrees that at, Landlord’s election, all such work shall be performed on normal business days during normal business hours, unless Tenant requests and pays Landlord incremental difference in cost for overtime or premium labor.  Landlord shall not be liable to Tenant or anyone else, for any loss or damage to person, property or business; nor shall Landlord be liable for any latent defect in the Premises or the Building. Nothing contained herein shall relieve Landlord from its liability for its negligence or willful misconduct.  Neither the partners, entities or individuals comprising Landlord, nor the agents, directors, or officers or employees of any of the foregoing shall be liable for the performance of Landlord’s obligations hereunder.  Tenant agrees to look solely to Landlord’s estate and interest in the land and Building, or the lease of the Building or of the land and Building, and the Premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, and in the event of any liability by Landlord, no other property or assets of Landlord or of any of the aforementioned parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant.

21.02           The failure by Landlord to make any repair or provide any service Landlord is obligated to provide under this Lease, including heat and/or air conditioning (hereinafter referred to as an “Interruption in Services”) shall not render Landlord liable to Tenant in any respect, nor be construed as an eviction of Tenant or breach of any implied warranty of suitability, habitability or otherwise, or relieve Tenant from the obligation to fulfill any covenant or agreement hereof, and except as hereinafter provided, Tenant shall have no claim for offset or abatement of Rent or damages on account of any interruption in services under this Lease.  If as a result of an Interruption in Services, Tenant shall be not able to use and shall have discontinued its occupancy of all or any affected portion of the Premises for a period of twelve (12) consecutive days or more after written notice thereof to Landlord specifying the particular Interruption in Service(s) then, except as provided in Article 10 hereof, Tenant shall be entitled to an abatement of rent with respect to the Fixed Annual Rent and Additional Rent allocable to such portion of the Premises which is not usable and is unoccupied for each day after said twelve (12) consecutive day period until said repair is substantially completed or services substantially restored by Landlord; provided further, however, Tenant shall not be entitled to an abatement of Rent in the event that such failure results from (i) any installation, alteration or improvement which is not performed by Tenant in a good workmanlike manner; (ii) Tenant's failure to perform its obligations hereunder; (iii) reasons beyond Landlord’s reasonable control; or (iv) the negligence or tortious conduct of Tenant.  The provisions of this Section shall not be applicable with respect to a casualty or condemnation, which shall be subject to Articles 11 and 14 of this Lease.
ARTICLE 22
CONDITION OF PREMISES

22.01           The parties acknowledge that Tenant has inspected the Premises and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Premises at the commencement of the Term in its then “as is” condition, except to the extent expressly provided for in this Article 22.  Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Premises in order to make it suitable and ready for occupancy and use by Tenant, except to the extent expressly provided for in this Article 22.

22.02           Landlord shall perform the work set forth on the schedule annexed hereto as “Exhibit C” in a building standard manner using building standard materials (“Landlord’s Work”) in compliance with all Applicable Laws.  Landlord, or Landlord’s designated agent, shall perform Landlord’s Work with reasonable dispatch, subject to delay by causes beyond its control or by the action or inaction of Tenant.  Tenant acknowledges and agrees that the performance of Landlord’s Work is expressly conditioned upon compliance by Tenant with all the terms and conditions of this Lease.

22.03           Any changes in or additions to Landlord’s Work, which shall be (a) requested by Tenant or Tenant’s designated agents, (b) consented to by Landlord, and (c) made by Landlord, or its agents, shall be paid for by Tenant promptly when billed at the net additional out of pocket cost to Landlord plus 5% for overhead. Any further changes in or additions to the Premises after Landlord’s Work has been completed, which shall be (a) requested by Tenant or Tenant’s designated agents, (b) consented to by Landlord and (c) made by Landlord, shall be paid for by Tenant promptly when billed at cost plus 1 ¼ % for insurance, 5% for overhead and 5% for general conditions, and in the event of the failure of Tenant so to pay for said changes or additions, Landlord at its option may consider the cost thereof, plus the above percentages, as Additional Rent payable by Tenant and collectible as such hereunder, as part of the rent for the next ensuing months.

22.04           If Landlord’s Work is not substantially completed and is delayed by acts, omissions or changes made or requested by Tenant, its agents, designers, architects or any other party acting on Tenant’s behalf, then Tenant shall pay as hereinbefore provided rent and additional rent on a per diem basis for each day of delay of Landlord’s substantial completion caused by Tenant or any of the aforementioned parties. Landlord shall notify Tenant promptly after becoming aware of any such delay.

22.05           Landlord's Work shall be deemed to be substantially completed notwithstanding that (i) minor or non-material details of construction, mechanical adjustment or decoration remain to be performed which do not materially interfere with Tenant’s use of the Premises for the conduct of Tenant’s business (collectively, the “Punch List Items”) or (ii) a portion of Landlord’s Work is incomplete because construction scheduling requires that such work be done after incomplete finishing or after other work to be done by or on behalf of Tenant is completed, provided that Tenant may use the Premises for its intended purpose hereunder without material interference as a result of such incomplete work.  Landlord hereby agrees that within thirty (30) days after Landlord’s receipt of a written notice from Tenant identifying any purported Punch List Items that require Landlord’s completion, Landlord shall complete said Punch List Items.

ARTICLE 23

CLEANING

23.01           Landlord, at its sole cost and expense, shall cause the Premises to be kept clean in accordance with the cleaning specifications annexed hereto and made a part hereof as “Exhibit D”, provided they are kept in order by Tenant.  Landlord, its cleaning contractor and their employees shall have after-hours access to the Premises and the use of Tenant's light, power and water in the Premises as may be reasonably required for the purpose of cleaning the Premises.  If requested by Tenant, Landlord shall remove Tenant's extraordinary refuse from the Building and Tenant shall pay the cost thereof at commercially reasonable rates.

23.02           Tenant acknowledges that Landlord has designated a cleaning contractor for the Building.  Tenant agrees to employ said cleaning contractor or such other contractor as Landlord shall from time to time designate (the “Building Cleaning Contractor”) to perform all cleaning services Tenant elects to have performed within the Premises in addition to the items and services listed on “Exhibit D” hereto and for any other waxing, polishing, and other cleaning and maintenance work of the Premises and Tenant's furniture, fixtures and equipment (collectively, “Tenant Cleaning Services”) provided that the prices charged by said contractor are comparable to the prices customarily charged by other reputable cleaning contractors employing union labor in midtown Manhattan for the same level and quality of service. Tenant acknowledges that it has been advised that the cleaning contractor for the Building may be a division or affiliate of Landlord.  Tenant agrees that it shall not employ any other cleaning and maintenance contractor, nor any individual, firm or organization for such purpose, without Landlord's prior written consent.  In the event that Landlord and Tenant cannot agree on whether the prices then being charged by the Building Cleaning Contractor for such cleaning services are comparable to those charged by other reputable contractors as herein provided, then Landlord and Tenant shall each obtain two (2) bona fide bids for such services from reputable cleaning contractors performing such services in comparable buildings in midtown Manhattan employing union labor, and the average of the four bids thus obtained shall be the standard of comparison.  In the event that the Building Cleaning Contractor does not agree to perform such cleaning services for Tenant at such average price, Landlord shall not unreasonably withhold its consent to the performance of Tenant Cleaning Services by a reputable cleaning contractor designated by Tenant employing union labor with the proper jurisdictional qualifications provided, however, that, without limitation, Landlord's experience with such contractor or any criminal proceedings pending or previously filed against such contractor may form a basis upon which Landlord may withhold or withdraw its consent.

ARTICLE 24

JURY WAIVER

24.01           Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim involving any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or involving the right to any statutory relief or remedy.  Tenant will not interpose any counterclaim of any nature (other than a compulsory counterclaim) in any summary proceeding unless the failure to assert the same would result in the waiver of such claim.

ARTICLE 25

NO WAIVER, ETC.

25.01           No act or omission of Landlord or its agents shall constitute an actual or constructive eviction, unless Landlord shall have first received written notice of Tenant's claim and shall have had a reasonable opportunity to meet such claim.  In the event that any payment herein provided for by Tenant to Landlord shall become overdue for a period in excess of ten (10) days, then at Landlord's option a "late charge" shall become due and payable to Landlord, as Additional Rent, from the date it was due until payment is made, at a rate (the “Interest Rate”) equal to one (1%) percent above the prime rate of interest charged by JP Morgan Chase, New York, (or the successor thereto) at the time such payment first becomes due.  No act or omission of Landlord or its agents shall constitute an acceptance of a surrender of the Premises, except a writing signed by Landlord.  The delivery or acceptance of keys to Landlord or its agents shall not constitute a termination of this Lease or a surrender of the Premises.  Acceptance by Landlord of less than the Rent herein provided shall at Landlord's option be deemed on account of earliest Rent remaining unpaid.  No endorsement on any check, or letter accompanying Rent, shall be deemed an accord and satisfaction, and such check may be cashed without prejudice to Landlord.  No endorsement on any check, or letter accompanying Rent, shall be deemed an accord and satisfaction, and such check may be cashed without prejudice to Landlord. No waiver of any provision of this Lease shall be effective, unless such waiver be in writing signed by the party to be charged.  In no event shall Tenant be entitled to make, nor shall Tenant make any claim, and Tenant hereby waives any claim for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord had unreasonably withheld, delayed or conditioned its consent or approval to any request by Tenant made under a provision of this Lease.  Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance or declaratory judgment.  In the event that Tenant shall commence any action against Landlord in order to enforce Tenant’s rights under this Lease (provided that Tenant does not seek to remove and consolidate with such action any summary proceeding commenced by Landlord except if and to the extent expressly permitted herein), and should Tenant prevail and obtain a final, non-appealable order, judgment or award on the merits, Landlord will reimburse Tenant (by means of credit against Fixed Annual Rent or if there should be insufficient term remaining in this Lease or any renewals and extensions in order to exhaust such credit, then the remainder shall be reimbursed by payment) for the reasonable legal expenses and fees thereby incurred by Tenant. Tenant shall comply with the rules and regulations contained in this Lease, and any reasonable modifications thereof or additions thereto.  Landlord will enforce all rules and regulations in a non-discriminatory manner.  Landlord shall not be liable to Tenant for the violation of such rules and regulations by any other tenant.  Failure of Landlord to enforce any provision of this Lease, or any rule or regulation, shall not be construed as the waiver of any subsequent violation of a provision of this Lease, or any rule or regulation.  This Lease shall not be affected by nor shall Landlord in any way be liable for the closing, darkening or bricking up of windows in the Premises, for any reason, including as the result of construction on any property of which the Premises are not a part or by Landlord’s own acts.

ARTICLE 26

OCCUPANCY AND USE BY TENANT

26.01           If this Lease is terminated because of Tenant’s default hereunder, then, in addition to Landlord's rights of re-entry, restoration, preparation for and rerental, and anything elsewhere in this Lease to the contrary notwithstanding, at Landlord’s election, all Rent and Additional Rent reserved in this Lease from the date of such breach to the expiration date of this Lease shall become immediately due and payable to Landlord and Landlord shall retain its right to judgment on and collection of Tenant's aforesaid obligation to make a single payment to Landlord of a sum equal to (i) the amount by which (x) the Fixed Annual Rent and Additional Rent payable hereunder for the period to the Expiration Date from the date of such breach, exceeds (y) the then fair and reasonable rental value of the Premises for the same period, both discounted at the prime rate of interest charged by JP Morgan Chase, New York, (or the successor thereto) on the date of such breach to present worth, and (ii) all reasonable out-of-pocket expenses of Landlord in obtaining possession of, and in effecting the reletting of the Premises including, without limitation, alteration costs, commissions, concessions and legal fees.  In no event shall Tenant be entitled to a credit or repayment for rerental income which exceeds the sums payable by Tenant hereunder or which covers a period after the original Term of this Lease.

ARTICLE 27

NOTICES

27.01           Any bill, notice or demand from Landlord to Tenant, may be delivered personally at the Premises or sent by registered or certified mail or by any nationally recognized overnight delivery service and addressed to Tenant at the Premises or at the address first set forth herein.  Any notice, request or demand from Tenant to Landlord must be sent by registered or certified mail or by any nationally recognized overnight delivery service to the last address designated in writing by Landlord.   Any bill, notice or demand shall be deemed to have been given at the time of receipt or refusal of receipt or the inability to deliver on account of a change of address with respect to which notice was not properly given hereunder.

ARTICLE 28
WATER
28.01           Tenant shall pay the amount of Landlord’s cost for all excessive water (“Excessive Water”) used by Tenant for any purpose other than ordinary lavatory, drinking, pantry and cleaning uses, and any sewer rent or tax based thereon.  Landlord may install a water meter to measure Tenant's Excessive Water consumption and Tenant agrees to pay for any such Excessive Water consumption as shown on said meter at Landlord’s cost therefor plus seven (7%) percent.  If water is made available to Tenant in the Building or the Premises through a meter which also supplies other Premises, or without a meter, then Tenant shall pay to Landlord a reasonable charge per month for Excessive Water use.  Landlord reserves the right to discontinue water service to the Premises if either the quantity or character of such service is changed or is no longer available or suitable for Tenant’s requirements or for any other reason without releasing Tenant from any liability under this Lease and without Landlord or Landlord’s agent incurring any liability for any damage or loss sustained by Tenant by such discontinuance of service.

ARTICLE 29
SPRINKLER SYSTEM

29.01           If there shall be a “sprinkler system” in the Premises for any period during this Lease and such sprinkler system is damaged by any act or omission of Tenant or its agents, employees, licensees or visitors, Tenant shall restore the system to good working condition at its own expense in accordance with Article 8.  If the New York Board of Fire Underwriters, the New York Fire Insurance Exchange, the Insurance Services Office, or any governmental authority requires the installation of, or any alteration to a sprinkler system by reason of Tenant’s Alterations after Landlord’s Work is substantially complete, including any alteration necessary to obtain the full allowance for a sprinkler system in the fire insurance rate of Landlord, or for any other reason, Tenant shall make such installation or alteration promptly, and at its own expense.

ARTICLE 30
HEAT, ELEVATOR, ETC.

30.01           Landlord shall provide heating service to the Premises from October 16 through May 14 (the “Heating Season”), Monday through Friday, excluding State holidays, Federal holidays, or Building Service
Employees Union Contract holidays (“Business Days”) from 8:00 a.m. to 8:00 p.m. (“Business Hours”) and on Saturdays from 8:00 a.m. to 1:00 p.m. in accordance with Applicable Laws.  In the event Tenant shall require heat to the Premises other than on the above referenced days and hours, but during the Heating Season, Landlord shall furnish such heat, provided that written notice is hand delivered to Landlord at Landlord’s office in the Building, addressed to the attention of the Operations Manager, or such other address designated by Landlord, not less than twenty-four (24) hours prior to the date for which such service is requested and, if such heating service is required on a non-Business Day, such notice shall also be required to be delivered prior to 1:00 p.m. on the Business Day immediately preceding the date such service is required).  Landlord shall use reasonable efforts to supply such requested service if less notice is given to Landlord.  Tenant shall reimburse Landlord, as Additional Rent, within fifteen (15) days of Landlord’s demand, for the standard charges then assessed by Landlord for such after hours service; provided, however, there shall be a minimum charge of four (4) hours for any time period of additional service.  The price charged for after hours heat service as of the date hereof shall be $600.00 per hour, plus sales tax, if applicable, and is subject to future increases in the Building standard rate reasonably promulgated by Landlord from time to time. In the event that other tenants in the Building requested heating service for the same after hours periods on the same days as Tenant has requested such service, such charge shall be prorated by the number of tenants occupying one or more floors of the Building requesting such service for the applicable period.

30.02           Landlord shall provide a minimum of one (1) passenger elevator from the lobby of the Building to the Premises twenty-four (24) hours per day, seven (7) days per week, subject to all other applicable provisions of the Lease.

30.03           No bulky materials including, but not limited to furniture, office equipment, packages, or merchandise (“Freight Items”) shall be received in the Premises or Building by Tenant or removed from the Premises or Building by Tenant except on Mondays through Fridays between the hours of 8:30 a.m. and 4:30 p.m. and by means of the freight elevators only, which Landlord will provide without charge on a first come, first served basis.  If the elevators in the Building are manually operated, Landlord may convert to automatic elevators at any time, without in any way affecting Tenant’s obligations hereunder.  In the event that Tenant requires additional freight elevator service at hours other than those set forth above, Landlord shall make available to Tenant, upon reasonable notice, overtime freight elevator service at Tenant’s sole cost and expense at the Building standard rate for such service.  In the event that additional freight service is requested for a weekend or for a period of time that does not immediately precede or follow the normal working hours of the personnel providing such overtime freight service, the minimum charge prescribed by Landlord shall be for four (4) hours if required by union contract.  Solely in connection with Tenant’s initial (one (1) continuous phase) move into the Premises (“Tenant’s Move”), which move must take place after normal business hours, Landlord shall furnish freight elevator service to Tenant without charge.  In the event that Tenant requires freight elevator service at times other than during or in connection with Tenant’s Move, Landlord shall make available to Tenant, upon reasonable notice, overtime freight elevator service at Tenant’s sole cost and expense.  Any damage done to the Building or Premises by Tenant, its employees, agents, servants, representatives and/or contractors in the course of moving any Freight Items shall be paid by Tenant upon demand by Landlord.

30.04 Tenant shall have access to the Premises 24 hours per day, 7 days per week, subject to Force Majeure, Landlord’s rules and regulations and the other provisions of this Lease.  For purposes of this Section 30.04, “Force Majeure” shall mean strikes, lockouts, labor troubles, failure of power, acts of God or forces of nature, restrictive governmental laws or regulations, riots, insurrection, terrorism, war or other reason beyond the reasonable control of Landlord.

ARTICLE 31

SECURITY DEPOSIT

31.01           Tenant has deposited with Landlord the sum of $419,225.58 as security (the “Security”) for the performance by Tenant of the terms of this Lease.  Landlord may use any part of the Security to satisfy any default of Tenant after the expiration of any applicable notice and grace period provided for herein, and any expenses arising from such default, including but not limited to reasonable legal fees and any damages or rent deficiency before or after re-entry by Landlord.  Tenant shall, upon demand, deposit with Landlord the full amount so used, and/or any amount not so deposited by Tenant, in order that Landlord shall have the full Security deposit on hand at all times during the term of this Lease.  If Tenant shall comply fully with the terms of this Lease, the Security shall be returned to Tenant after the date fixed as the end of the Lease. In the event of a sale or lease of the Building containing the Premises, Landlord may transfer the Security to the purchaser or tenant, and Landlord shall thereupon be released from all liability for the return of the Security provided that such purchaser or tenant assumes such liability in writing.  This provision shall apply to every transfer or assignment of the Security to a new Landlord.  Tenant shall have no legal power to assign or encumber the Security herein described.

31.02           Effective as of the date immediately following the last day of the sixth (6th) calendar month following the third (3rd) anniversary of the Commencement Date (the “Security Reduction Date”), the security required to be maintained by Tenant under the provisions of Article 31 of the Lease shall be reduced by the sum of $76,222.83 (the “Partial Security Refund”) to the sum of $343,002.75 provided that Tenant is not in default of the Lease on the Security Reduction Date.  In addition, from and after the Security Reduction Date, the security required to be maintained by Tenant under the provisions of Article 31 of the Lease shall be further reduced by the sum of $114,334.25 (the “2nd Partial Security Refund”) to the sum of $228,668.50 provided that:  (i) Tenant is not in default of the Lease on the Security Reduction Date; (ii) the Tenant first named herein (the “Named Tenant”) or a Related Entity is the Tenant under the Lease at the time of the 2nd Partial Security Refund; (iii) Tenant has obtained approval from the Federal Drug Administration for Tenant’s Percutaneous Hepatic Perfusion technology; and (iii) Tenant (x) has a net worth and ratio of current assets to current liabilities (exclusive of good will), as certified by a reputable unaffiliated certified public accountant calculated in accordance with generally accepted accounting principles, consistently applied, greater than $20,000,000.00, as so certified, as of the date Tenant requests such refund (which request date shall not occur prior to the Security Reduction Date), and (y) has net operating losses in the most recent consecutive twelve (12) month period, as certified by a reputable unaffiliated certified public accountant in accordance with generally accepted accounting principles, consistently applied, of no greater than $5,000,000.00, as so certified, as of the date Tenant requests such refund (which request date shall not occur prior to the Security Reduction Date).  In the event that Tenant is entitled to a reduction of security in accordance with the provisions of this Section 31.02, Landlord shall, within thirty (30) days following request by Tenant, which request shall, in the case of the 2nd Partial Security Refund, include evidence reasonably satisfactory to Landlord that the conditions set forth in the preceding sentence entitling to Tenant to such 2nd Partial Security Refund are satisfied, execute an appropriate amendment to any letter of credit held by Landlord to confirm such reduction or, in the event that a cash security deposit is held by Landlord, at Landlord’s election, refund to Tenant either of the Partial Security Refunds by either issuing a check or credit against the next installments of Fixed Annual Rent and Additional Rent accruing hereunder from and after the respective Security Reduction Dates.

31.02           In lieu of a cash deposit, Tenant shall be permitted to deliver to Landlord as and for security hereunder a clean, irrevocable and unconditional letter of credit in an amount equal to the security required to be deposited by Tenant pursuant hereto which shall comply and conform in all material respects with the form annexed hereto and made a part hereof as “Exhibit E” and be issued by a bank reasonably acceptable to Landlord.

ARTICLE 32

TAX ESCALATION

32.01           Tenant shall pay to Landlord, as Additional Rent, tax escalation in accordance with this Article:

(a)           For purposes of this Lease, Landlord and Tenant acknowledge and agree that the rentable square foot area of the Premises shall be deemed to be 8,629 square feet.

(b)           For the purpose of this Article, the following definitions shall apply:

(i) The term “Tenant’s Share”, for purposes of computing tax escalation, shall mean 1.341 percent (1.341%).  Tenant’s Share has been computed on the basis of a fraction, the numerator of which is the rentable square foot area of the Premises and the denominator of which is the total rentable square foot area of the office and commercial space in the Building Project.  The parties acknowledge and agree that the total rentable square foot area of the office and commercial space in the Building Project shall be deemed to be 643,675 sq. ft.

(ii) The term the “Building Project” shall mean the aggregate combined parcel of land on a portion of which are the improvements of which the Premises form a part, with all the improvements thereon, said improvements being a part of the block and lot for tax purposes which are applicable to the aforesaid land.

(iii) The “Base Tax Year” shall mean the New York City fiscal tax year commencing on July 1, 2010 through June 30, 2011.

(iv) The term “Comparative Year” shall mean the twelve (12) month period following the Base Tax Year, and each subsequent period of twelve (12) months thereafter.

(v) The term “Real Estate Taxes” shall mean the total of all taxes and special or other assessments levied, assessed or imposed at any time by any governmental authority upon or against the Building Project including, without limitation, any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from said Building Project to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments, or additions or increases thereof, upon or against said Building Project.  If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes, then such franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the definition of “Real Estate Taxes” for the purposes hereof.  Provided, however, that except to the extent expressly includable hereunder, the following shall be excluded from “Real Estate Taxes” for purposes of this Article:  any interest or penalties incurred by Landlord by reason of a late payment of Real Estate Taxes.
(vi) Where more than one assessment is imposed by the City of New York for any tax year, whether denominated an “actual assessment” or a “transitional assessment” or otherwise, then the phrases herein “assessed value” and “assessments” shall mean whichever of the actual, transitional or other assessment is designated by the City of New York as the taxable assessment for that tax year.

32.02           In the event that the Real Estate Taxes payable for any Comparative Year shall exceed the amount of the Real Estate Taxes payable during the Base Tax Year, Tenant shall pay to Landlord, as Additional Rent for such Comparative Year, an amount equal to Tenant’s Share of the excess.  Before or after the start of each Comparative Year, Landlord shall furnish to Tenant a statement of the Real Estate Taxes payable during the Comparative Year.  If the Real Estate Taxes payable for such Comparative Year exceed the Real Estate Taxes payable during the Base Tax Year, Additional Rent for such Comparative Year, in an amount equal to Tenant’s Share of the excess, shall be due from Tenant to Landlord, and such Additional Rent shall be payable by Tenant to Landlord within thirty (30) days after receipt of the aforesaid statement.  The benefit of any discount for any early payment or prepayment of Real Estate Taxes shall accrue solely to the benefit of Landlord, and such discount shall not be subtracted from the Real Estate Taxes payable for any Comparative Year (unless Landlord requires Tenant to pay, and Tenant actually pays, the Additional Rent due under this Article earlier than otherwise due).  In addition to the foregoing, Tenant shall pay to Landlord, on demand, as Additional Rent, a sum equal to Tenant’s Share of any business improvement district assessment payable by the Building Project.

32.03           In the event the Real Estate Taxes payable during the Base Tax Year be reduced by final determination of legal proceedings, settlement or otherwise, then, the Real Estate Taxes payable during the Base Tax Year shall be correspondingly revised, the Additional Rent theretofore paid or payable hereunder for all Comparative Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent as theretofore computed and the amount thereof due as the result of such recomputations.

32.04           If, after Tenant shall have made a payment of Additional Rent under Section 32.02, Landlord shall receive a refund of any portion of the Real Estate Taxes payable for any Comparative Year after the Base Tax Year on which such payment of Additional Rent shall have been based, as a result of a reduction of such Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall within ten (10) days after receiving the refund pay to Tenant Tenant’s Share of the refund less Tenant’s Share of expenses (including reasonable attorneys’ and appraisers’ fees) incurred by Landlord in connection with any such application or proceeding unless Tenant has already paid its share of such expenses in accordance with this Section 32.04.  Tenant shall pay to Landlord, as Additional Rent, within fifteen (15) days after Landlord shall have delivered to Tenant a statement therefor, Tenant’s Share of all reasonable expenses incurred by Landlord in reviewing or contesting the validity or amount of any Real Estate Taxes or for the purpose of obtaining reductions in the assessed valuation of the Building Project prior to the billing of Real Estate Taxes, including without limitation, the fees and disbursements of attorneys, third party consultants, experts and others. Upon Landlord’s receipt of a written request from Tenant, Landlord shall provide Tenant with copies of the actual Real Estate Tax bills for a specified Comparison Year and the Base Tax Year provided that they are then in the possession of Landlord.

32.05           The statements of the Real Estate Taxes to be furnished by Landlord as provided above shall be certified by Landlord and shall constitute a final determination as between Landlord and Tenant of the Real Estate Taxes for the periods represented thereby, unless Tenant within ninety (90) days after they are furnished shall give a written notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate.  If Tenant shall so dispute said statement then, pending the resolution of such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the statement furnished by Landlord.  If Landlord and Tenant are unable to resolve any such dispute within thirty (30) days after Tenant’s notice of objection, then either party may within ten (10) days thereafter refer the dispute to an independent, third party certified public accounting firm selected by Landlord and reasonably acceptable to Tenant.  In connection therewith, Landlord, Tenant and such firm shall enter into a confidentiality agreement, in form and substance reasonably satisfactory to the parties, whereby such parties shall agree not to disclose to any third party any of the information in connection with the prosecution, review and determination of such dispute or of any resulting reconciliation, compromise or resolution.  Such firm may request such supporting documentation as it reasonably deems appropriate in order to promptly determine the dispute.  The determination of such firm shall be rendered within thirty (30) days after the referral of the dispute, and shall be conclusive and binding upon Landlord and Tenant and shall be set forth in a written determination along with the rationale for the determination; however such firm shall not have the power to add to, modify or delete any of the provisions of this Lease or to award any relief whatsoever to either party, the sole function of said firm being to determine the accuracy of any and all statements disputed by Tenant hereunder. Landlord and Tenant shall each be responsible for any respective fees and expenses (including, without limitation, attorneys’ fees) incurred in connection with said dispute, unless the such firm determines that a disputed statement overstated the Additional Rent due from Tenant hereunder by more than five (5%) percent for the applicable Comparison Year, as finally determined, in which event, Landlord shall reimburse Tenant for any such fees and expenses in connection with the dispute of said statement, by way of credit against the monthly installments of Fixed Annual Rent next accruing under this Lease until such credit is exhausted.

32.06           In no event shall the Fixed Annual Rent under this Lease be reduced by virtue of this Article.

32.07           If the Commencement Date of the Term of this Lease is not the first day of the first Comparative Year, then the Additional Rent due hereunder for such first Comparative Year shall be a proportionate share of said Additional Rent for the entire Comparative Year, said proportionate share to be based upon the length of time that the lease Term will be in existence during such first Comparative Year.  Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default) whether the same be the date hereinabove set forth for the expiration of the Term or any prior or subsequent date, a proportionate share of said Additional Rent for the Comparative Year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid.  The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such Comparative Year.  Landlord shall promptly cause statements of said Additional Rent for that Comparative Year to be prepared and furnished to Tenant.  Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

32.08           Landlord’s and Tenant’s obligations to make the adjustments referred to in Section 32.07 above shall survive any expiration or termination of this Lease.  Any delay or failure of Landlord in billing any tax escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such tax escalation hereunder.

ARTICLE 33

RENT CONTROL

33.01           In the event the Fixed Annual Rent or Additional Rent or any part thereof provided to be paid by Tenant under the provisions of this Lease during the Term shall become uncollectible or shall be reduced or required to be reduced or refunded by virtue of any Federal, State, County or City law, order or regulation, or by any direction of a public officer or body pursuant to law, or the orders, rules, code or regulations of any organization or entity formed pursuant to law, whether such organization or entity be public or private, then Landlord, at its option, may at any time thereafter terminate this Lease, by not less than ninety (90) days’ written notice to Tenant, on a date set forth in said notice, in which event this Lease and the term hereof shall terminate and come to an end on the date fixed in said notice as if the said date were the date originally fixed herein for the termination of the demised term.  Landlord shall not have the right to so terminate this Lease if Tenant within such period of ninety (90) days shall in writing lawfully agree that the rentals herein reserved are a reasonable rental and agree to continue to pay said rentals, and if such agreement by Tenant shall then be legally enforceable by Landlord.

ARTICLE 34

SUPPLIES

34.01           Only Landlord or any one or more persons, firms, or corporations authorized in writing by Landlord shall be permitted to furnish laundry, linens, towels, drinking water, water coolers, ice and other similar supplies and services to tenants and licensees in the Building, provided that the prices for same are competitive, such authorization not to be unreasonably withheld.  Landlord may fix, in its own reasonable discretion, from time to time, the hours during which and the regulations under which such supplies and services are to be furnished.

34.02           Only Landlord or any one or more persons, firms or corporations authorized in writing by Landlord shall be permitted to sell, deliver or furnish any food or beverages whatsoever for consumption within the Premises or elsewhere in the Building, provided that the prices for same are competitive, such authorization not to be unreasonably withheld.  Landlord further expressly reserves the right to exclude from the Building any person, firm or corporation attempting to deliver or purvey any such food or beverages, but not so authorized by Landlord.  It is understood, however, that Tenant or its regular office employees may personally bring food or beverages into the Building for consumption within the Premises by the said employees, but not for resale or for consumption by any other tenant.

ARTICLE 35

AIR CONDITIONING

35.01           Subject to the provisions of this Article and all other applicable provisions of this Lease, Landlord shall supply air-conditioning service to the Premises through the Building’s central air-conditioning facilities (the “Building HVAC System”) during the Building’s air conditioning season (May 15th to October 15th) during the Building’s air conditioning operating hours (Monday to Friday from 8:00 a.m. to 6:00 p.m.) subject to and in accordance with the provisions of this Lease.  Landlord shall perform such work as is necessary, if any, in order to place the Building HVAC System in good working order (“Landlord’s Initial HVAC Work”).  Landlord shall perform Landlord’s Initial HVAC Work as promptly as is reasonably practical following the commencement of the Term hereof.  All air conditioning equipment and facilities (other than the Building HVAC System) located in or servicing the Premises, including, without limitation, the ducts, dampers, registers, grilles and appurtenances utilized in connection with the Building HVAC System and any Supplemental Systems (hereinafter defined) shall be maintained, repaired and operated by Tenant in compliance with all present and future laws and regulations relating thereto at Tenant’s sole cost and expense.   Tenant shall pay Tenant’s proportionate share of all electricity (and also water, gas and/or steam, if applicable) consumed in the operation of the Building HVAC System and for the production of chilled and/or condenser water and its supply to the Premises.  If supplementary air-conditioning equipment is required to accommodate Tenant’s special usage areas (i.e. computer rooms, conference rooms, cafeteria/lunchroom or any special usage which subjects a portion or the entire Premises to a high density of office personnel and/or heat generating machines or appliances), it shall be Tenant’s responsibility to furnish, install, maintain, repair and operate such required supplementary air-conditioning equipment for such Supplemental System at its sole cost and expense.  Landlord reserves the right to suspend operation of the Building HVAC System at any time that Landlord, in its reasonable judgment, deems it necessary to do so for reasons such as accidents, emergencies or any situation arising in the Premises or within the Building which has an adverse affect, either directly or indirectly, on the operation of Building HVAC System, including without limitation, reasons relating to the making of repairs, alterations or improvements in the Premises or the Building, and Tenant agrees that any such suspension in the operation of the Building HVAC System may continue until such time as the reason causing such suspension has been remedied and that Landlord shall not be held responsible or be subject to any claim by Tenant due to such suspension, provided that the foregoing shall not be deemed to preclude Tenant from being entitled to an abatement of rent as provided in Article 21 hereof, if applicable.  Tenant further agrees that Landlord shall have no responsibility or liability to Tenant if operation of the Building HVAC System is prevented by strikes or accidents or any cause beyond Landlord’s reasonable control, or by the orders or regulations of any federal, state, county or municipal authority or by failure of the equipment or electric current, steam and/or water or other required power source.

35.02           In the event that Tenant shall require air conditioning service other than on the above referenced days and hours, but during the Cooling Season, Landlord shall furnish after hours air conditioning service through the Building HVAC System provided that written notice is given to Landlord by Tenant not less than six (6) hours prior to the time for which such service is requested or prior to 1:00 p.m. on business days preceding weekends and the aforementioned holidays.  Tenant shall reimburse Landlord, as additional rent within ten (10) days of Landlord's demand, for the charges assessed by Landlord for such after hours air conditioning service pursuant to this Article. The price charged for after hours air-conditioning service as of the date hereof shall be $750.00 per hour, plus sales tax, if applicable, subject to future increases.

35.03           (A)           Tenant acknowledges and agrees that the Existing Supplemental HVAC Equipment (as defined on “Exhibit C”) shall be operated, maintained and repaired by Tenant and that Landlord has no obligation to operate, maintain or to repair the said equipment or to supply supplemental air-conditioning service to the Premises.  The Existing Supplemental HVAC Equipment and all other air conditioning systems, equipment and facilities hereafter located in or servicing the Premises, other than the Building HVAC System (collectively, the “Supplemental Systems”) including, without limitation, the ducts, dampers, registers, grilles and appurtenances utilized in connection with both the Existing Supplemental HVAC Equipment and the Supplemental Systems (collectively hereinafter referred to as the “Supplemental HVAC System”), shall be maintained, repaired and operated by Tenant in compliance with all present and future laws and regulations relating thereto at Tenant’s sole cost and expense.  Tenant shall pay for all electricity consumed in the operation of the Supplemental HVAC System, subject to the terms of Article 41 of this Lease.  Tenant shall pay for all parts and supplies necessary for the proper operation of the Supplemental HVAC System (and any restoration or replacement by Tenant of all or any part thereof shall be in quality and class at least equal to the original work or installations), except to the extent specifically set forth on “Exhibit C” annexed hereto; provided, however, that Tenant shall not alter, modify, remove or replace the Supplemental HVAC System, or any part thereof, without Landlord’s prior written consent.

(B)           Without limiting the generality of the foregoing, Tenant shall, at its own cost and expense, (a) cause to be performed all maintenance of the Supplemental HVAC System, including all repairs and replacements thereto, and (b) commencing as of the date upon which Tenant shall first occupy the Premises for the conduct of its business, and thereafter throughout the Term of the Lease, maintain in force and provide a copy of the same to Landlord an air conditioning service repair and full service maintenance contract covering the Supplemental HVAC System in form reasonably satisfactory to Landlord with an air conditioning contractor or servicing organization approved by Landlord.  All such contracts shall provide for the thorough overhauling of the Supplemental HVAC System at least once each year during the Term of this Lease and shall expressly state that (i) it shall be an automatically renewing contract terminable upon not less than thirty (30) days prior written notice to Landlord (sent by certified mail, return receipt requested) and (ii) the contractor providing such service shall maintain a log at the Premises detailing the service provided during each visit pursuant to such contract.  Tenant shall keep such log at the Premises and permit Landlord to review the same promptly after Landlord's request during normal business hours. The Supplemental HVAC System is and shall at all times remain the property of Landlord, and at the expiration or sooner termination of the Lease, Tenant shall surrender to Landlord the Supplemental HVAC System in good working order and condition, subject to normal wear and tear and shall deliver to Landlord a copy of the service log; provided, however, that Tenant shall not be obligated to replace the Existing Supplemental HVAC Equipment in the event the same has become inoperable.  In the event that Tenant fails to obtain the contract required herein or perform any of the maintenance or repairs required hereunder, Landlord shall have the right, but not the obligation, to procure such contract and/or perform any such work and charge Tenant as Additional Rent hereunder the cost of same plus an administrative fee equal to five (5%) of such cost which shall be paid for by Tenant on demand.

35.04           (A)           Supplemental Condenser Water.  If and so long as Tenant is not in default of the Lease beyond the expiration of the applicable grace period provided for therein, if any, upon Tenant’s election, Landlord shall make available to Tenant up to two and a half (2½) tons of condenser water (“Supplemental Condenser Water”) for use by Tenant in the Premises in connection with the operation by Tenant of supplemental air-conditioning equipment.

(B)           Supplemental Condenser Water Charges.  Tenant shall pay to Landlord as Additional Rent under the Lease the following charges (plus sales tax, if applicable) in consideration of Landlord’s agreement to make available to Tenant Supplemental Condenser Water hereunder, commencing as of the date upon the Commencement Date, an annual charge of $900.00 per ton of Supplemental Condenser Water per annum (the “Annual Condenser Water Charge”), subject to increase as provided for herein.  Except as otherwise provided for herein, all sums payable under this Article shall be deemed to be Additional Rent and paid by Tenant within thirty (30) days after the issuance of a statement therefor.  Commencing as of January 1, 2011 and each January 1 thereafter during the term of this Lease, the Annual Condenser Water Charge shall be increased to an amount equal to the product obtained by multiplying (i) the Annual Condenser Water Charge, by (ii) a fraction, the numerator of which is the Consumer Price Index, All Items, New York and New Jersey, All Urban Consumers (the "CPI") for December of the year immediately preceding such January 1st, and the denominator of which is the CPI for December  2009.

ARTICLE 36

SHORING

36.01           Tenant shall permit any person authorized to make an excavation on land adjacent to the Building containing the Premises to do any work within the Premises necessary to preserve the wall of the Building from injury or damage, and Tenant shall have no claim against Landlord for damages or abatement of rent by reason thereof. Landlord shall endeavor to use commercially reasonable efforts to minimize interference with Tenant’s permitted use of the Premises during the course of said excavations and shoring.

ARTICLE 37

EFFECT OF CONVEYANCE, ETC.

37.01           If the Building containing the Premises shall be sold, transferred or leased, or the lease thereof transferred or sold, Landlord shall be relieved of all future obligations and liabilities hereunder and the purchaser, transferee or tenant of the Building shall be deemed to have assumed and agreed to perform all such obligations and liabilities of Landlord hereunder.  In the event of such sale, transfer or lease, Landlord shall also be relieved of all existing obligations and liabilities hereunder, provided that the purchaser, transferee or tenant of the Building assumes in writing such obligations and liabilities.

ARTICLE 38

RIGHTS OF SUCCESSORS AND ASSIGNS

38.01           This Lease shall bind and inure to the benefit of the heirs, executors, administrators, successors, and, except as otherwise provided herein, the assigns of the parties hereto. If any provision of any Article of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of that Article, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of said Article and of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 39

CAPTIONS

39.01           The captions herein are inserted only for convenience, and are in no way to be construed as a part of this Lease or as a limitation of the scope of any provision of this Lease.

ARTICLE 40

BROKERS

40.01           Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Lease other than SL Green Leasing LLC and Colliers ABR, Inc. (collectively, the “Brokers”) and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

40.02           Landlord represents and warrants to Tenant that it did not consult or negotiate with any broker, finder, or consultant with regard to the Premises other than the Brokers, and that no other broker, finder or consultant participated with Landlord in procuring this Lease.  Landlord hereby indemnifies and agrees to defend and hold Tenant, its agents, servants and employees harmless from any suit, action, proceeding, controversy, claim or demand whatsoever at law or in equity that may be instituted against Tenant by anyone with whom it is claimed that Landlord has dealt for recovery of compensation or damages for procuring this Lease or by reason of a breach or purported breach of the representations and warranties contained herein. Landlord shall pay commissions due the Brokers in connection with this Lease, if any, pursuant to the terms of separate agreements.

ARTICLE 41

ELECTRICITY

41.01           Tenant acknowledges and agrees that electric service shall be supplied to the Premises on a “submetered basis” in accordance with the provisions of this Article 41.  Electricity and electric service, as used herein, shall mean any element affecting the generation, transmission, and/or distribution or redistribution of electricity, including but not limited to services which facilitate the distribution of service.  Landlord shall make available during the Term of this Lease at the combined electrical closets servicing the Premises electricity for all purposes with an average capacity of not less than six (6) watts connected load per rentable square foot of the Premises (exclusive of the electricity required to operate the Building HVAC System), which shall be distributed by Tenant at its sole cost and expense, subject to all other applicable provisions of this Lease.

41.02           If and so long as Landlord provides redistributed electricity to the Premises on a submetered basis, Tenant agrees that the charges for such redistributed electricity shall be computed in the manner hereinafter described, to wit, a sum equal to Landlord's cost for such electricity (“Landlord's Cost”) plus five (5%) percent thereof.  Landlord’s Cost for such redistributed electricity shall be equal to (a) Landlord's cost for the relevant billing period as hereinafter defined (“Landlord's Cost Rate”) multiplied by Tenant’s electricity consumption for the relevant billing period measured and calculated as hereinafter provided (but never less than Landlord’s actual cost for the electricity so redistributed), (b) Landlord’s costs for measuring, calculating and reporting Tenant’s electricity charges, including the fees of an electrical consultant (“Consultant Costs”) and (c) all taxes paid by Landlord.  Where more than one meter measures the service of Tenant in the Building, the service rendered through each meter may be computed and billed separately in accordance with the rates herein specified.

41.03           Landlord’s Cost Rate shall mean the amount for energy (kilowatt hours, i.e., “KWH”) and demand (kilowatts, i.e., “KW”) that would be charged, at the time in question, by the public utility company supplying electric current to the Building, or such other service providers, at the rate schedule payable by Landlord from time to time including, without limitation, all applicable surcharges, demand charges, time-of-day charges, energy charges, fuel adjustment charges, rate adjustment charges, taxes and other sums payable in respect thereof, as if Tenant’s consumption, KWH and KW, for the relevant billing period were the total current being purchased.

41.04           Landlord shall install one (1) submeter at its cost and expense if one does not presently exist to measure Tenant's electricity consumption, KWH and KW, in the Premises; any replacements thereof or additional submeters to measure Tenant’s electric consumption, KWH and KW, in the Premises shall be installed at Tenant’s sole cost and expense.  Bills therefor shall be rendered at such times as Landlord may elect, and the amount, as computed from a meter, shall be deemed to be, and shall be paid as Additional Rent.  If any tax is imposed upon Landlord's receipt from the resale of electrical energy to Tenant by any Federal, State or Municipal authority, Tenant covenants and agrees that, where permitted by law, Tenant's share of such taxes based upon its usage and demand shall be passed on to, and shall be included in the bill of, and shall be paid by Tenant to Landlord.

41.05           In the event that all or part of the meters, or system by which Landlord measures Tenant's consumption of electricity (the “Submetering System”), shall not be operable or malfunction, (a) Landlord, through an independent, electrical consultant selected by Landlord, shall estimate the readings that would have been yielded by said Submetering System as if such system was operable or the malfunction had not occurred, as the case may be, on the basis of Tenant's prior usage and demand and the lighting and equipment installed within the Premises, (b) Tenant shall utilize such estimated readings and the bill rendered based thereon shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of such a bill, Tenant challenges, in writing to Landlord, the accuracy or method of computation thereof.  If, within sixty (60) days of Landlord's receipt of such a challenge, the parties are unable to agree on the amount of the contested bill, the controlling determination of the same shall be made by an independent electrical consultant agreed upon by the parties or, upon their inability to agree, as selected by the American Arbitration Association.  The determination of such electrical consultant shall be final and binding on both Landlord and Tenant and the expenses of such consultant shall be divided equally between the parties.  Pending such controlling determination, Tenant shall timely pay Additional Rent to Landlord in accordance with the contested bill. Tenant shall be entitled to a prompt refund from Landlord, or shall make prompt additional payment to Landlord, in the event that the electrical consultant determines that the amount of a contested bill should have been other than as reflected thereon.

41.06             If all or part of the submetering Additional Rent payable in accordance with this Article becomes uncollectible or reduced or refunded by virtue of any law, order or regulations, the parties agree that, at Landlord’s option, in lieu of submetering Additional Rent, and in consideration of Tenant’s use of the Building’s electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultant’s fees and other redistribution costs, the Fixed Annual Rental rate(s) to be paid under this Lease shall be increased by an “alternative charge” which shall be a sum equal to Landlord's Cost, as hereinabove defined, plus five (5%) percent thereof (or the maximum such percentage then permitted by law but not more than five (5%) percent).

41.07           Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements unless caused by the negligence or willful misconduct of Landlord or its employees in which event, however, Landlord shall not be liable for any consequential or special damages.  Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or wiring installation.  Any riser or risers to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants.  In addition to the installation of such riser or risers, Landlord will also at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions. The Landlord reserves the right to terminate the furnishing of electricity at any time, upon thirty (30) days’ written notice to the Tenant, provided such change is also required of all other tenants in the Building, in which event the Tenant may make application directly to the public utility and/or other providers for the Tenant’s entire separate supply of electric current provided that Tenant has obtained service directly from the public utility or other service provider (unless the failure to do so results from Tenant's failure to promptly apply for such service and diligently prosecute such application to completion) and Landlord shall permit its wires and conduits, to the extent available and safely capable, to be used for such purpose, but only to the extent of Tenant’s then authorized load.  Any meters, risers, or other equipment or connections necessary to furnish electricity on a submetering basis or to enable Tenant to obtain electric current directly from such utility and/or other providers shall be installed at Tenant’s sole cost and expense.  Only rigid conduit or electricity metal tubing (EMT) will be allowed.  The Landlord, upon the expiration of the aforesaid thirty (30) days’ written notice to the Tenant may discontinue furnishing the electric current but this Lease shall otherwise remain in full force and effect.
ARTICLE 42
LEASE SUBMISSION

42.01           Landlord and Tenant agree that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way unless and until (i) Tenant has duly executed and delivered duplicate originals thereof to Landlord and (ii) Landlord has executed and delivered one of said originals to Tenant.

ARTICLE 43
INSURANCE

43.01           Tenant shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy then issued for office buildings in the Borough of Manhattan, City of New York, and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises which would subject Landlord to any liability or responsibility for personal injury or death or property damage, or which would increase the fire or other casualty insurance rate on the Building or the property therein over the rate which would otherwise then be in effect (unless Tenant pays the resulting premium as hereinafter provided for) or which would result in insurance companies of good standing refusing to insure the building or any of such property in amounts reasonably satisfactory to Landlord.

43.02           Tenant covenants to provide on or before the Commencement Date, and to keep in force, at Tenant’s own cost, during the term hereof the following insurance coverage which coverage shall be effective from and after such first Commencement Date:

(a)           A Commercial General Liability insurance policy naming Landlord and its designees as additional insureds protecting Landlord, its designees against any alleged liability, occasioned by any incident involving injury or death to any person or damage to property of any person or entity, on or about the Building, the Premises, common areas or areas around the Building or premises. Such insurance policy shall include Products and Completed Operations Liability and Contractual Liability covering the liability of Tenant to Landlord by  virtue of the indemnification agreement in this Lease, covering bodily injury liability, property damage liability, personal injury & advertising liability and fire legal liability, all in connection with the use and occupancy of or the condition of the Premises, the Building or the related common areas, in amounts not less than:

$5,000,000, general aggregate per location
$5,000,000, per occurrence for bodily injury & property damage
$5,000,000, personal & advertising injury
$1,000,000, fire legal liability

Such insurance may be carried under or limitations reached through a combination of Primary General Liability umbrella or blanket policy covering the Premises and other locations of Tenant, if any, provided such a policy contains an endorsement (i) naming Landlord and its designees as additional insureds, (ii) specifically referencing the Premises; and (iii) guaranteeing a minimum limit available for the Premises equal to the limits of liability required under this Lease;
 (b)           “All-risk” insurance, including flood, earthquake and terrorism coverage in an amount adequate to cover the cost of replacement of all personal property, fixtures, furnishings, equipment, improvements, betterments  and installations located in the Premises, whether or not installed or paid for by Landlord.

43.03           All such policies shall be issued by companies of recognized responsibility permitted to do business within New York State and reasonably approved by the Landlord (provided that such companies are rated by Best’s Insurance Reports or any successor publication of comparable standing and carry a rating of A- VIII or better or the then equivalent of such rating), and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insured are given at least thirty (30) days prior written notice of such cancellation or modification.

43.04           Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least fifteen (15) days prior to the expiration of any such policies, Tenant shall deliver to Landlord either duplicate originals of the aforesaid policies or a 2003 Accord 28 certificates evidencing such insurance (the 2006 Accord 28 being unacceptable to Landlord), together with evidence of payment for the policy.  If Tenant delivers certificates as aforesaid Tenant, upon reasonable prior notice from Landlord, shall make available to Landlord, at the Premises, duplicate originals of such policies from which Landlord may make copies thereof, at Landlord’s cost.  Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant’s default.  In addition, in the event Tenant fails to provide and keep in force the insurance required by this Lease, at the times and for the durations specified in this Lease, Landlord shall have the right, but not the obligation, at any time and from time to time, and without notice, to procure such insurance and/or pay the premiums for such insurance in which event Tenant shall repay Landlord within ten (10) days after demand by Landlord, as Additional Rent, all sums so paid by Landlord and any costs or expenses incurred by Landlord in connection therewith without prejudice to any other rights and remedies of Landlord under this Lease.

43.05           Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each “all-risk” insurance policy obtained by it and covering property as stated in 43.02 (b), pursuant to which the respective insurance companies waive subrogation against each other and any other parties, if agreed to in writing prior to any damage or destruction. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises in accordance with the terms of this Lease.  If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then, except as provided in the following two paragraphs, the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission.

43.06           Subject to the foregoing provisions of this Article, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the Term of this Lease.

43.07           If, by reason of a failure of Tenant to comply with the provisions of this Lease, the rate of fire insurance with extended coverage on the building or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of the premiums for fire insurance and extended coverage paid by Landlord because of such failure on the part of Tenant.

43.08.           Landlord may, from time to time, require that the amount of the insurance to be provided and maintained by Tenant hereunder be increased so that the amount thereof adequately protects Landlord’s interest, but in no event in excess of the amount that would be required of other tenants in other similar office buildings in the Borough of Manhattan.

43.09           A schedule or make up of rates for the building or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate with extended coverage then applicable to such premises.

43.10           Each policy evidencing the insurance to be carried by Tenant under this Lease shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.

43.11           Landlord shall maintain in respect of the Building at all times during the Term, property insurance covering the Building, general liability insurance, Worker's Compensation Insurance and employer's liability insurance, in each case in amounts of coverage comparable to the amounts carried by owners of office buildings in the Borough of Manhattan comparable to the Building.

ARTICLE 44

SIGNAGE

44.01           Tenant shall be permitted to affix either sign or plaque on or adjacent to the entrance door to the Premises, subject to the prior written approval of Landlord which shall not be unreasonably withheld subject to the other provisions of this Article, with respect to location, design, size, materials, quality, coloring, lettering and shape thereof, and subject, also, to compliance by Tenant, at its expense, with all applicable legal requirements or regulations. In addition, Landlord shall install, at Tenant’s cost and expense, signage containing Tenant’s name in accordance with Landlord’s standard signage program on the multi-tenant directory located in the elevator lobby on the thirty fifth (35th) floor of the Building.   In addition, Tenant shall, at no cost and expense, be entitled to its pro rata share of listings in the electronic directory for the Building.  All such signage shall be consistent and compatible with the design, aesthetics, signage and graphics program for the Building as established by Landlord.  Landlord may remove any sign installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs.
ARTICLE 45

[INTENTIONALLY DELETED]

ARTICLE 46

FUTURE CONDOMINIUM CONVERSION

46.01           Tenant acknowledges that the Building and the land of which the Premises form a part (the “Land”) may be subjected to the condominium form of ownership prior to the end of the Term of this Lease.  Tenant agrees that if, at any time during the Term, the Building and the Land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which shall be recorded in order to convert the Building and the Land to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto.  If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Real Estate Taxes payable during the Base Tax Year and Tenant’s Share, as such terms are defined in Article 32 hereof and appropriate adjustments to Expenses payable during the Base Year, Base Insurance Expenses and the Percentage, as such terms are defined and/or referenced in Article 49 of the Lease, provided that Tenant’s obligations under this Lease shall not be materially increased (and there shall be no increase in Tenant’s monetary obligations) and Tenant’s rights are not diminished as a result thereof.

ARTICLE 47

MISCELLANEOUS

47.01           This Lease represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto.  All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein are hereby merged herein.  Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Premises or any matter or thing affecting or relating to Premises except as specifically set forth in this Lease.  Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Lease.  Landlord shall not be liable or bound in any manner by any oral or written statement, broker’s “set-up”, representation, agreement or information pertaining to the Premises, the Building or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this agreement to be drafted.

ARTICLE 48

[INTENTIONALLY DELETED]

ARTICLE 49

OPERATING EXPENSE ESCALATION

49.01           Tenant shall pay to Landlord, as Additional Rent, operating expense escalations in accordance with this Article:

49.02           Definitions:  For the purpose of this Article, the following definitions shall apply:

(i)           The term "Base Year" as hereinafter set forth for the determination of operating expense escalation, shall mean the calendar year 2010, and the term “Base Insurance Expenses” year shall mean the Building Insurance Expenses (hereinafter defined) for the calendar year 2010.

(ii)           The term the “Percentage", for purposes of computing operating expense escalations hereunder, shall mean 1.367%.  The Percentage has been computed on the basis of a fraction, the numerator of which is the rentable square foot area of the presently demised premises and the denominator of which is the total rentable square foot area of the office space in the Building.  The parties acknowledge and agree that, for purposes of this Article only, the total rentable square foot area of the Premises presently demised to Tenant shall be deemed to be 8,629 square feet, and that the rentable square foot area of the office space in the Building shall be deemed to be 631,372 square feet.

(iii)           The term the “Building Project" for purposes of this Article shall mean the aggregate combined parcel of land on a portion of which is the Building of which the Premises form a part, with all the improvements thereon, said improvements being a part of the block and lot for tax purposes which are applicable to the aforesaid land.

(iv)           The term "Comparative Year" for purposes of this Article shall mean the twelve (12) months following the Base Year, and each subsequent period of twelve (12) months, and the term "Comparative Insurance Year" for purposes of this Article shall mean the twelve (12) month period commencing as of January 1, 2011, and each subsequent period of twelve (12) months.

(v)           The term "Building Insurance Expenses" shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to procuring and maintaining in respect of the Building Project: comprehensive all risk insurance on the Building Project and the personal property contained therein or thereon; commercial general liability insurance against claims for personal injury, bodily injury, death or property damage, occurring upon, in or about the Building Project; extended coverage, boiler and machinery, sprinkler, apparatus, rental, business income and plate glass insurance; owner’s contingent or protective liability insurance; workers’ compensation and employer’s liability insurance; insurance against acts of terrorism (including, without limitation, bio-terrorism), and any insurance required by a mortgagee;

(vi)           The term "Expenses" shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to the operation and maintenance of the Building Project and the services provided tenants therein, including, but not limited to, the costs and expenses incurred for and with respect to: steam and any other fuel; water rates and sewer rents; air-conditioning; mechanical ventilation; heating; cleaning, by contract or otherwise; window washing (interior and exterior); elevators, escalators; porters and matron service; Building electric current*;protection and security; lobby decoration; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building; maintenance; management fees; painting of non-tenant areas; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of the Building up to and including the building manager; uniforms and working clothes for such employees and the cleaning thereof and expenses imposed pursuant to law or to any collective bargaining agreement with respect to such employees; workmen's compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; and association fees or dues.

Provided, however, that the foregoing Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(a)           leasing commissions;

(b)           managing agents' fees or commissions in excess of the rates then customarily charged by owner/operators for building management for buildings of like class and character;

(c)           executive's salaries above the grade of building manager;

(d)           expenditures for capital improvements except those which under generally applied real estate practice are expensed or regarded as deferred expenses and except for capital expenditures required by law, in either of which cases the cost thereof shall be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, amortized on a straight line basis over an appropriate period, but not more then ten years, with an interest factor equal to the prime rate of JPMorgan Chase, New York, (or the successor thereto) at the time of Landlord's having incurred said expenditure;

(e)           amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;

(f)           cost of repairs or replacements incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance, or caused by the exercise of the right of eminent domain;

(g)           advertising and promotional expenditures;

(h)           legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building Project or in connection with the preparation of statements required pursuant to Additional Rent or lease escalation provisions; and

(i)           the incremental cost of furnishing services such as overtime HVAC to any tenant at such tenant's expense; costs incurred in performing work or furnishing services for individual tenants (including this Tenant) at such tenant's expense; and costs of performing work or furnishing services for tenants other than this Tenant at Landlord's expense to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to this Tenant at Landlord's expense;

(j)           Building Insurance Expenses;

(k)           any cost at any time of any installation, alteration and decoration within a tenant space incurred in connection with preparing space for any tenant (including Tenant) of the Building; and

(l)           the cost of any separate electrical meter Landlord may provide to any of the tenants in the Building.

49.03           If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in Expenses, then the costs for same shall be included in Expenses.  The costs of capital equipment or capital expenditures are so to be included in Expenses for the Comparative Year in which the costs are incurred and subsequent Comparative Years, on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord's costs for such capital equipment or capital expenditure, with an interest factor equal to the prime rate of JP Morgan Chase, New York, (or the successor thereto) at the time of Landlord's having incurred said costs.  If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the comparative year in which they were incurred.

49.04           If during all or part of any Base Year or Comparative Year, Landlord shall not furnish any particular item(s) of work or service (which would constitute an Expense hereunder) to portions of the Building Project due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the Additional Rent payable hereunder, the amount of the Expenses for such item for such period shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building Project.

49.05           If  the Expenses for any Comparative Year shall be greater than the Expenses for the Base Year, Tenant shall pay to Landlord, as Additional Rent for such Comparative Year, in the manner hereinafter provided, an amount equal to the Percentage of the excess of the Expenses for such Comparative Year over the Expenses for the Base Year (such amount being hereinafter called the "Expense Payment").  If the Building Insurance Expenses for any Comparative Insurance Year shall be greater than the Base Insurance Expenses, Tenant shall pay to Landlord, as Additional Rent for such Comparative Insurance Year, in the manner hereinafter provided, an amount equal to the Percentage of the excess of the Building Insurance Expenses for such Comparative Insurance Year over the Base Insurance Expenses (such amount being hereinafter called the "Insurance Expense Payment").

49.06           Following the expiration of each Comparative Year and Comparative Insurance Year and after receipt of necessary information and computations from Landlord's certified public accountant, Landlord shall submit to Tenant a statement or statements, as hereinafter described, setting forth the Expenses for the preceding Comparative Year (and for the first Comparative Year, such statement shall set forth Expenses for the Base Year), and the Expense Payment, if any, due to Landlord from Tenant for such Comparative Year, and a statement setting forth the Base Insurance Expenses and the Insurance Expense Payment, if any, due to Landlord from Tenant for such Insurance Comparative Year.  The rendition of any such statement to Tenant shall constitute prima facie proof of the accuracy thereof, subject to the provisions of Section 49.07 hereof, and, if such statement shows an Expense Payment and/or Insurance Expense Payment due from Tenant to Landlord with respect to the preceding Comparative Year and/or Comparative Insurance Year, then (i) Tenant shall make payment of any unpaid portion thereof within thirty (30) days after receipt of such statement; and (ii) Tenant shall also pay Landlord, as Additional Rent within thirty (30) days after receipt of such statement, an amount equal to the product obtained by multiplying the Expense Payment and/or Insurance Expense Payment for the Comparative Year or the Comparative Insurance Year, as the case may be, by a fraction, the denominator of which shall be 12 and the numerator of which shall be the number of months of the current Comparative Year or Comparative Insurance Year, as the case may be, which shall have elapsed prior to the first day of the month immediately following the rendition of such statement; and (iii) Tenant shall also pay to Landlord, as Additional Rent, commencing as of the first day of the month immediately following the rendition of such statement and on the first day of each month thereafter until a new statement is rendered an amount equal to 1/12th of the total Expense Payment for the preceding Comparative Year and/or 1/12th of the total Insurance Expense Payment for the preceding Comparative Insurance Year .  The aforesaid monthly payments based on the total Expense Payment for the preceding Comparative Year or the total Insurance Expense Payment for the preceding Comparative Insurance Year, as the case may be, shall from time to time be adjusted to reflect, if Landlord can reasonably so estimate, known increases in rates or cost, for the current Comparative Year or the current Comparative Insurance Year, as the case may be, applicable to the categories involved in computing Expenses or Building Insurance Expenses, whenever such increases become known prior to or during such current Comparative Year or the current Comparative Insurance Year, as the case may be.  The payments required to be made under (ii) and (iii) above shall be credited toward the Expense Payment or the Insurance Expense payment due from Tenant for the then current Comparative Year or the current Comparative Insurance Year, as the case may be, subject to adjustment as and when the statement for such current Comparative Year or the current Comparative Insurance Year is rendered by Landlord.

49.07           The statements of the Expenses and the Building Insurance Expenses  to be furnished by Landlord as provided above shall be certified by Landlord, and shall be prepared in reasonable detail and based on information and computations made for the Landlord by a Certified Public Accountant (who may be the CPA now or then employed by Landlord for the audit of its accounts): said Certified Public Accountant may rely on Landlord's allocations and estimates wherever operating cost allocations or estimates are needed for this Article.  The statements thus furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant within ninety (90) days after they are furnished shall give notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate.  Pending the resolution of any such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the statements furnished by Landlord.

49.08           In no event shall the Fixed Annual Rent under this Lease be reduced by virtue of this Article.

49.09           Landlord's and Tenants obligation to make the adjustments referred to in Section 49.06 above shall survive any expiration or termination of this Lease.

49.10.           Any delay or failure of Landlord in billing any escalation hereinabove provided shall not constitute a waiver of or in way impair the continuing obligation of Tenant to pay such escalation hereunder.

ARTICLE 50
EXTENSION OPTION
50.01           (i)  Provided that Tenant is not in default under this Lease beyond the grace period applicable to such default, if any, at the time of exercise of its option under this Section 50 or on the Expiration Date, the tenant first named herein (the “Named Tenant”) shall occupy not less than ninety (90%) percent of the entire Premises for the conduct of its business on the Expiration Date, the Named Tenant shall have the right (the “Extension Right”) to extend the term of the Lease with respect to the entire Premises for a single five (5) year period (the “Extension Term").  The Extension Term shall commence on the day after the Expiration Date (the “Extension Term Comm. Date”) and shall expire on the fifth (5th) anniversary of the Expiration Date, unless the Extension Term shall sooner end pursuant to any of the terms, covenants or conditions of the Lease or pursuant to Law.  Tenant must give Landlord written notice of Tenant's intention to exercise such option no later than three hundred sixty-five (365) days prior to the Expiration Date, as to which date time is of the essence, and upon the giving of such notice, subject to the provisions of the first sentence of this Section 50.01 and Subsection (vii), the term of the Lease shall be extended without execution or delivery of any other or further document, with the same force and effect as if the Extension Term had originally been included in the original term of the Lease.  All of the terms, covenants and conditions of the Lease shall continue in full force and effect during the Extension Term, including items of additional rent and escalation which shall remain payable on the terms herein set forth (provided, however that the provisions of Section 3.02 and Article 22 hereof shall not be applicable during the Extension Term) and Tenant shall have no further right to extend the term of the Lease for any reason; provided, however, that in the event that the fixed annual rent payable by Tenant for the Premises during the Extension Term is equal to the Escalated Rent (as more particularly defined below) (1) the phrase “Base Tax Year” as such term is defined in Article 32.0(iii) of the Lease, shall mean the average of the Real Estate Taxes payable for (x) New York City real estate tax year commencing on July 1, 2017 and ending on June 30, 2018, and (y) the New York City real estate tax year commencing on July 1, 2018 and ending on June 30, 2019, and (2) the phrase “Base Year” and “Base Insurance Year” as such terms are defined in Article 49.02 shall mean the average of the Expenses or Building Insurance Expenses, as applicable, incurred in calendar year 2017 and calendar year 2018.

(ii)           The Fixed Annual Rent payable by Tenant for the Premises during the Extension Term shall be the greater of (i) the Fixed Annual Rent in effect during the last twelve (12) months of the term without giving effect to any abatement of rent or other credit, plus an amount equal to all Additional Rent payable under Article 32 and Article 49 of the Lease for the last twelve (12) months thereof (such sum being called the "Escalated Rent"), or (ii) the fair market rental value of the Premises based upon the criteria set forth in subsection (v) of this Article (the "FMRV"), determined as of the Expiration Date.  The FMRV shall be determined as follows:

(1)           Nine (9) months before the Expiration Date as initially herein set forth, Landlord and Tenant shall commence negotiations in good faith to attempt to agree upon the FMRV.  If Landlord and Tenant cannot reach agreement by seven (7) months before the Expiration Date, Landlord and Tenant shall, no later than six (6) months before the Expiration Date, each select a reputable, qualified, independent, licensed real estate broker with at least ten (10) years experience in office leasing in midtown Manhattan, having an office in New York County and familiar with the rentals then being charged in the Building and in buildings of comparable quality and character in midtown Manhattan (“Midtown”) (such brokers are referred to, respectively, as “Landlord's Broker" and “Tenant's Broker"), who shall confer promptly after their selection by Landlord and Tenant and shall exercise good faith efforts to attempt to agree upon the FMRV.  If Landlord's Broker and Tenant's Broker cannot reach agreement by four (4) months prior to the Expiration Date, then, within twenty (20) days thereafter, they shall designate a third reputable, qualified, independent, licensed real estate broker with at least ten (10) years experience in office leasing in midtown Manhattan, having an office in New York County and familiar with the rentals then being charged in the Building and in comparable buildings in Midtown (the “Independent Broker").  Upon failure of Landlord's Broker and Tenant's Broker timely to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by the President of the Real Estate Board of New York, Inc., or the successor thereto, upon ten (10) days notice.  Within ten (10) days after such appointment, Landlord's Broker and Tenant's Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker's estimate of the FMRV and the rationale used in determining it (respectively, “Landlord's Broker's Letter" and "Tenant's Broker's Letter").

(2)           If the estimates set forth in Landlord's Broker's Letter and Tenant's Broker's Letter differ by five (5%) percent per annum or less, then the FMRV shall not be determined by the Independent Broker, and the FMRV shall be the average of the estimates set forth in Landlord's Broker's Letter and Tenant's Broker's Letter. If the estimates set forth in Landlord's Broker's Letter and Tenant's Broker's Letter differ by more than five (5%) percent per annum, the Independent Broker shall conduct such investigations and hearings as he or she may deem appropriate and shall, within sixty (60) days after the date of his or her appointment, choose either the estimate set forth in Landlord's Broker's Letter or the estimate set forth in Tenant's Broker's Letter to be the FMRV and such choice shall be binding upon Landlord and Tenant.  Landlord and Tenant shall each pay the fees and expenses of its respective broker.  The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

(iii)           If the Extension Term commences prior to a determination of the Fixed Annual Rent for the Extension Term as herein provided, then the amount to be paid by Tenant on account of Fixed Annual Rent until such determination has been made shall be the greater of the Escalated Rent or the estimate set forth in Landlord's Broker's Letter.  After the Fixed Annual Rent during the Extension Term has been determined as aforesaid, any amounts theretofore paid by Tenant to Landlord on account of fixed rent in excess of the amount of Fixed Annual Rent as finally determined shall be credited by Landlord against the next ensuing monthly Fixed Annual Rent payable by Tenant to Landlord.

(iv)           Promptly after the Fixed Annual Rent has been determined, Landlord and Tenant shall execute, acknowledge and deliver an agreement setting forth the Fixed Annual Rent for the Extension Term, as finally determined, provided that the failure of the parties to do so shall not affect their respective rights and obligations hereunder.

(v)           The FMRV shall be the fair market rental value, as of the Expiration Date, of space comparable to the Premises in Midtown, taking into account all then relevant factors (including escalations thereon, as applicable) applicable to a party renting such space on a renewal basis.

(vi)           Notwithstanding anything to the contrary contained in this Article, Landlord shall have the right, in its sole discretion, to waive the conditions to the effectiveness of Tenant’s exercise of its Extension Right set forth in Section 50.01 of this Article 50 without thereby waiving any default by Tenant, in which event (i) the term of the Lease shall be extended without execution or delivery of any other or further document in accordance with the provisions of this Article with the same force and effect as if the Extension Term had originally been included in the term of the Lease, and (ii) Landlord shall be entitled to all of the remedies provided by the Lease and at law with respect to any such default by Tenant.

ARTICLE 51

EXPANSION OPTION

51.01           Annexed hereto as “Exhibit F” is the floor plan of certain space in the Building designated by Landlord as Room 3500, which is under lease to a third party as of the date hereof, and attached hereto as “Exhibit G” is a schedule which sets forth the currently scheduled expiration date of the term of such lease, the deemed rentable square foot area of such space and Tenant's Share applicable thereto for purposes of calculating Additional Rent payable under the provisions of Article 32 and Article 49 of the Lease  (the “Option Space”).  The Tenant first named herein (“Named Tenant”) shall have the right (“Named Tenant’s Expansion Right”) to add to the Option Space to the Premises subject to and in strict compliance with the terms and conditions hereinafter set forth and provided that:  (i) Tenant is not in default under the Lease beyond the grace period applicable to such default, if any, at the time of exercise of its option under this Section 51.01 or on the Option Space Commencement Date (as such term is hereinafter defined), (ii) Named Tenant shall occupy not less than ninety (90%) percent of the Premises for the conduct of its business as of the Option Space Commencement Date; and (iii) the Tenant has exercised Tenant’s Extension Right in accordance with Article 50  prior to, or contemporaneously with, the giving of the Option Space Election Notice.  The term with respect to the Option Space added to the Premises hereunder shall (i) commence as of the date (the “Option Space Commencement Date”) that possession of the Option Space is made available to Tenant by Landlord and (ii) expire on the Expiration Date.  As soon as the Option Space Commencement Date is known, Landlord and Tenant shall execute a memorandum prepared by Landlord confirming the same within fifteen (15) days of written demand therefor, but any failure to execute such a memorandum shall not affect such dates as determined by Landlord.

51.02           Subject to the other provisions of this Article, the Option Space may be added to the Premises as follows:  Tenant shall give Landlord notice of its election (the “Option Space Election Notice”) to add the Option Space to the Premises not later than three hundred sixty five (365) days prior to the expiration date of the term of the lease with respect to the Option Space (as such expiration dates are set forth in “Exhibit G” hereto); provided, however, that notwithstanding anything contained herein to the contrary, if the Option Space becomes available for leasing by Landlord prior to the scheduled expiration date with respect thereto, Landlord may so inform Tenant by notice (the “Accelerated Option Space Notice”) and, in such event, in order to exercise its option hereunder, Tenant shall give Landlord notice of its election to add the Option Space to the Premises by notice given to Landlord on or before the date occurring ten (10) business days following the date upon which the Accelerated Option Space Notice is given by Landlord to Tenant hereunder. Time shall be of the essence in connection with the exercise by Tenant of any or its rights hereunder.

51.03           In the event Tenant shall fail to notify Landlord of its election within the applicable time periods as provided herein, Tenant shall be conclusively deemed to have failed to have exercised its said option with respect to the Option Space, and Tenant agrees upon request of Landlord to confirm such non-exercise in writing, but failure to do so by Tenant shall not operate to revive any rights of Tenant under this Article.

51.04           In the event that Tenant properly and timely exercises its option under this Article with respect to the Option Space, the Option Space shall be added to the Premises as of the Option Space Commencement Date under the same terms, covenants and conditions of this Lease, as modified by this Agreement, except:

(i)           The Fixed Annual Rent for the Option Space shall commence as of the Option Space Commencement Date and shall be at a rate which is one-hundred percent (100%) of the fair market rental value of the Option Space based upon the criteria set forth in this Article (the "Option Space FMRV"), determined as of the day immediately preceding the Option Space Commencement Date.

(ii)           Tenant's Share shall be amended and increased commencing as of the Option Space Commencement Date to reflect the addition to the Premises of the Option Space; and

(iii)           The Option Space shall be delivered and accepted by Tenant in its then existing condition, “as-is”, and Landlord shall not be obligated to perform any work or provide any contribution to Tenant in order to prepare the Option Space for Tenant’s occupancy.

51.05           In the event that Tenant properly and timely exercises its option hereunder, within thirty (30) days following the date upon which Tenant gives to Landlord an Option Space Election Notice, Landlord and Tenant shall commence negotiations in good faith to attempt to agree upon the Option Space FMRV.  If Landlord and Tenant cannot reach agreement on or before the date occurring nine (9) months prior to the Option Space Commencement Date with respect to such Option Space (or ninety (90) days following the date upon which an Accelerated Option Space Notice Date is given by Landlord to Tenant, as the case may be), each shall select a reputable, qualified, independent, licensed real estate broker with at least ten (10) years experience in office leasing in midtown Manhattan, having an office in New York County and familiar with the rentals then being charged in the Building and in comparable office buildings (such brokers are referred to, respectively, as “Landlord's Broker” and “Tenant's Broker”), who shall confer promptly after their selection by Landlord and Tenant and shall exercise good faith efforts to attempt to agree upon the Option Space FMRV.  If Landlord's Broker and Tenant's Broker cannot reach agreement by four (4) months prior to the Option Space Commencement Date, then, within twenty (20) days thereafter, they shall designate a third reputable, qualified, independent, licensed real estate broker with at least ten (10) years experience in office leasing in midtown Manhattan, having an office in New York County and familiar with the rentals then being charged in the Building and in comparable office buildings (the “Independent Broker”).  Upon failure of Landlord's Broker and

Tenant's Broker timely to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by the President of the Real Estate Board of New York, Inc., or the successor thereto, upon ten (10) days notice.  Within ten (10) days after such appointment, Landlord's Broker and Tenant's Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker's estimate of the Option Space FMRV and the rationale used in determining the same (respectively, “Landlord's Broker's Letter” and “Tenant's Broker's Letter”).
          51.06           If the estimates set forth in Landlord's Broker's Letter and Tenant's Broker's Letter differ by three (3%) percent per annum or less, then the Option Space FMRV shall not be determined by the Independent Broker, and the Option Space FMRV shall be the average of the estimates set forth in Landlord's Broker's Letter and Tenant's Broker's Letter.  If the estimates set forth in Landlord's Broker's Letter and Tenant's Broker's Letter differ by more than three (3%) percent per annum, the Independent Broker shall conduct such investigations and hearings as he or she may deem appropriate and shall, within sixty (60) days after the date of his or her appointment, choose either the estimate set forth in Landlord's Broker's Letter or the estimate set forth in Tenant's Broker's Letter to be the Option Space FMRV and such choice shall be binding upon Landlord and Tenant.  Landlord and Tenant shall each pay the fees and expenses of its respective broker.  The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

51.07           If the Option Space Commencement Date commences prior to a determination of the Option Space FMRV as herein provided, then the amount to be paid by Tenant on account of Fixed Annual Rent until such determination has been made shall be the Option Space FMRV set forth in Landlord's Broker's Letter.  After the Option Space FMRV has been determined as aforesaid, any amounts theretofore paid by Tenant to Landlord on account of FMRV in excess of the amount of the FMRV as finally determined shall be credited by Landlord against the next ensuing monthly Fixed Annual Rent payable by Tenant to Landlord with respect to the Option Space.

51.08           In the event Tenant duly and properly exercises its right under this Article, the parties shall immediately be bound thereby without the execution of an amendment to this Lease; however, at the request of Landlord, the parties shall promptly execute and deliver a written amendment to this Lease reflecting the addition of the Option Space to the Premises, the increase of the Fixed Annual Rent and the increase in Tenant’s Share, provided that the failure of the parties to do so shall not affect their respective rights and obligations hereunder. Except for such changes, the provisions of this Lease shall apply with respect to the Option Space added to the Premises; provided, further, however, that in the event that the current occupant of the Option Space extends the term of its lease (or enters into a new lease for the Option Space), Landlord shall so notify Tenant and Tenant shall not have any right to add the Option Space to the Premises hereunder, and any previous exercise by Tenant of its rights under this Article with respect to the Option Space shall be void and of no force and effect.

51.09           The Option Space FMRV shall be the fair market rental value, as of the Option Space Commencement Date, of space comparable to the Option Space in Midtown Manhattan, leased by an existing tenant on an expansion basis taking into account all then relevant factors assuming that (i) the Option Space is free and clear of all leases and tenancies (including this Lease) and (ii) the Option Space is available in the then rental market for comparable office buildings in Midtown Manhattan.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     *i.e.  Building electric current shall be deemed to mean all electricity purchased for the Building except that which is redistributed to tenants in the Building; the parties acknowledge and agree that forty-five percent (45%) of the Building's payment to the public utility for the purchase of electricity shall be deemed to be payment for Building electric current.

51.10           Notwithstanding anything to the contrary contained in this Article, Landlord shall have the right, in its sole discretion, to waive the conditions which limit or restrict the effectiveness of Named Tenant’s Expansion Right set forth in Section 51.01, above, without thereby waiving a default, if any, by Tenant, in which event (i) the Option Space shall be added to the Premises without execution or delivery of any other or further document in accordance with the provisions of this Article with the same force and effect as if such default did not occur or such conditions had been complied with, and (ii) Landlord shall be entitled to all of the remedies provided by this Lease and at law with respect to any such default.

IN WITNESS WHEREOF, the said Landlord, and Tenant have duly executed this Lease as of the day and year first above written.

SLG 810 Seventh Lessee LLC, as Landlord
/s/Steven M. Durels
Steven M. Durels Executive Vice President

Witness:

/s/Lisa Manning
Lisa Manning Executive Leasing Assistant

                                                                   Delcath Systems, Inc., as Tenant

/s/David McDonald
David McDonald Chief Financial Officer

Witness:

/s/Mei Gong
Mei Gong Executive Assistant

ARTICLE 52

RULES AND REGULATIONS
MADE A PART OF THIS LEASE

1.  No animals, birds, bicycles or vehicles shall be brought into or kept in the Premises.  The Premises shall not be used for manufacturing or commercial repairing or for sale or display of merchandise or as a lodging place, or for any immoral or illegal purpose, nor shall the Premises be used for a public stenographer or typist; barber or beauty shop; telephone, secretarial or messenger service; employment, travel or tourist agency; school or classroom; commercial document reproduction; or for any business other than specifically provided for in Tenant’s lease. Tenant shall not cause or permit in the Premises any disturbing noises which may interfere with occupants of this or neighboring Buildings, any cooking or objectionable odors, or any nuisance of any kind, or any inflammable or explosive fluid, chemical or substance.  Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall cooperate so as to prevent the same.

2.  The toilet rooms and other water apparatus shall not be used for any purposes other than those for which they were constructed, and no sweepings, rags, ink, chemicals or other unsuitable substances shall be thrown therein.  Tenant shall not place anything out of doors, windows or skylights, or into hallways, stairways or elevators, nor place food or objects on outside window sills.  Tenant shall not obstruct or cover the halls, stairways and elevators, or use them for any purpose other than ingress and egress to or from Tenant’s Premises, nor shall skylights, windows, doors and transoms that reflect or admit light into the Building be covered or obstructed in any way. All drapes and blinds installed by Tenant on any exterior window of the Premises shall conform in style and color to the Building standard.

3.  Tenant shall not place a load upon any floor of the Premises in excess of the load per square foot which such floor was designed to carry and which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all safes, file cabinets and filing equipment in the Premises.  Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, only with Landlord’s consent and in settings approved by Landlord to control weight, vibration, noise and annoyance.  Smoking or carrying lighted cigars, pipes or cigarettes in the elevators of the Building is prohibited.

4.  Tenant shall not move any heavy or bulky materials into or out of the Building or make or receive large deliveries of goods, furnishings, equipment or other items without Landlord’s prior written consent, and then only during such hours and in such manner as Landlord shall approve and in accordance with Landlord’s rules and regulations pertaining thereto.  If any material or equipment requires special handling, Tenant shall employ only persons holding a Master Rigger’s License to do such work, and all such work shall comply with all legal requirements.  Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude any freight which violates any rule, regulation or other provision of this Lease.

5.  No sign, advertisement, notice or thing shall be inscribed, painted or affixed on any part of the Building, without the prior written consent of Landlord.  Landlord may remove anything installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs.  Interior signs on doors and directories shall be inscribed or affixed by Landlord at Tenant’s expense.  Landlord shall control the color, size, style and location of all signs, advertisements and notices.  No advertising of any kind by Tenant shall refer to the Building, unless first approved in writing by Landlord.

6.  No article shall be fastened to, or holes drilled or nails or screws driven into, the ceilings, walls, doors or other portions of the Premises, nor shall any part of the Premises be painted, papered or otherwise covered, or in any way marked or broken, without the prior written consent of Landlord.

7.  No existing locks shall be changed, nor shall any additional locks or bolts of any kind be placed upon any door or window by Tenant, without the prior written consent of Landlord. Two (2) sets of keys to all exterior and interior locks shall be furnished to Landlord .  At the termination of this Lease, Tenant shall deliver to Landlord all keys for any portion of the Premises or Building. Before leaving the Premises at any time, Tenant shall close all windows and close and lock all doors.

8.  No Tenant shall purchase or obtain for use in the Premises any spring water, ice, towels, food, bootblacking, barbering or other such service furnished by any company or person not approved by Landlord such approval not to be unreasonably withheld.  Any necessary exterminating work in the Premises shall be done at Tenant’s expense, at such times, in such manner and by such company as Landlord shall reasonably require upon notice given reasonably in advance (which notice may be oral) to Tenant.  Landlord reserves the right to exclude from the Building, from 6:00 p.m. to 8:00 a.m., and at all hours on Sunday and legal holidays, all persons who do not present a pass to the Building signed by Landlord.  Landlord will furnish passes to all persons reasonably designated by Tenant.  Tenant shall be responsible for the acts of all persons to whom passes are issued at Tenant’s request.

9.  Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord as Additional Rent, on demand, an administrative fee equal to the sum of the reasonable fees of any architect, engineer or attorney employed by Landlord to review said plan, agreement or document and Landlord’s administrative costs for same.

10.  The use in the Premises of auxiliary heating devices, such as portable electric heaters, heat lamps or other devices whose principal function at the time of operation is to produce space heating, is prohibited.

11.  Tenant shall keep all doors from the hallway to the Premises closed at all times except for use during ingress to and egress from the Premises.  Tenant acknowledges that a violation of the terms of this paragraph may also constitute a violation of codes, rules or regulations of governmental authorities having or asserting jurisdiction over the Premises, and Tenant agrees to indemnify Landlord from any fines, penalties, claims, action or increase in fire insurance rates which might result from Tenant’s violation of the terms of this paragraph.

12.  Tenant shall be permitted to maintain an “in-house” messenger or delivery service within the Premises, provided that Tenant shall require that any messengers in its employ affix identification to the breast pocket of their outer garment, which shall bear the following information: name of Tenant, name of employee and photograph of the employee.  Messengers in Tenant’s employ shall display such identification at all time.  In the event that Tenant or any agent, servant or employee of Tenant, violates the terms of this paragraph, Landlord shall be entitled to terminate Tenant’s permission to maintain within the Premises in-house messenger or delivery service upon written notice to Tenant.

13.  Tenant will be entitled to three (3) listings on the Building lobby directory board, without charge.  Any additional directory listing (if space is available), or any change in a prior listing, with the exception of a deletion, will be subject to a fourteen ($14.00) dollar service charge, payable as Additional Rent.

14. In case of any conflict or inconsistency between any provisions of this Lease and any of the rules and regulations as originally or as hereafter adopted, the provisions of this Lease shall control.

EXHIBIT A

EXHIBIT B

FIXED ANNUAL RENT

For purposes of this Exhibit, the term "Lease Year 1" shall mean the period from the Commencement Date through (i) the last day of the month during which the first (1st) year anniversary of the Commencement Date occurs, or (ii) in the event that the Commencement Date occurs on the first (1st) day of the month, the day immediately preceding the first (1st) year anniversary of the Commencement Date, and each succeeding "Lease Year" shall mean each successive twelve (12) month period following Lease Year 1 through and including the Expiration Date.

(i)
For Lease Years 1, 2, 3 and the first half of Lease Year 4, the sum of Four Hundred Fifty Seven Thousand Three Hundred Thirty Seven and 00/100 ($457,337.00) Dollars per annum ($38,111.42 per month); and

(ii)
For the second half of Lease Year 4 through the Expiration Date, the sum of Four Hundred Ninety One Thousand Eight Hundred Fifty Three and 00/100 ($491,853.00) Dollars per annum ($40,987.75 per month).

EXHIBIT C

LANDLORD'S WORK

Landlord shall:

(i)
perform the work set forth on the floor, office front elevation, finish, power/telephone and reflected ceiling plans prepared by Loffredo Brooks Architects P.C. dated January 28, 2009 and annexed hereto as Schedule I (collectively, "Plans") in the Premises in a building standard manner using building standard materials as indicated on the Plans;

(ii)	paint Premises as indicated on the Plans;

(iii)	furnish and install new building carpet throughout the Premises as indicated on the Plans; and

(iv)
the existing supplemental HVAC system (together with the ducts, dampers, registers, grilles and appurtenances, if any, which are located in the Premises and are utilized by Tenant in connection with such existing supplement system, being, collectively, the "Existing Supplemental HVAC Equipment") currently in the Premises to remain in the Premises. The Existing Supplemental HVAC Equipment is being delivered to Tenant "as is", with no warranty or representation whatsoever by Landlord, except that such system will be in good working order on the Commencement Date. Landlord shall have no liability in the event the Existing Supplemental HVAC Equipment malfunctions or does not operate after the Commencement Date, and Landlord shall have no obligation to maintain, repair or replace the Existing Supplemental HVAC Equipment, such maintenance, repair and replacement to be the responsibility of Tenant, and at Tenant's sole cost and expense.

EXHIBIT D
CLEANING SPECIFICATIONS

A)	GENERAL CLEANING — NIGHTLY

-	Dust sweep all stone, ceramic tile, marble terrazzo, asphalt tile, linoleum, rubber, vinyl and other types of flooring

-	Carpet sweep all carpets and rugs four (4) times per week

-	Vacuum clean all carpets and rugs, once (1) per week

-	Police all private stairways and keep in clean condition

-	Empty and clean all wastepaper baskets, ash trays and receptacles; damp dust as necessary

-	Clean all cigarette urns and replace sand or water as necessary

-	Remove all normal wastepaper and tenant rubbish to a designated area in the premises. (Excluding cafeteria waste, bulk materials, and all special materials such as old desks, furniture, etc.)

-	Dust all furniture, and window sills as necessary

-	Dust clean all glass furniture tops

-	Dust all chair rails, trim and similar objects as necessary

-	Dust all baseboards as necessary

-	Wash clean all water fountains

-	Keep locker and service closets in clean and orderly condition

B)	LAVATORIES — NIGHTLY (EXCLUDING PRIVATE & EXECUTIVE LAVATORIES)

-	Sweep and mop all flooring

-           Wipe clean all mirrors, powder shelves and brightwork, including flushometers, piping toilet seat hinges
-           Wash and disinfect all basin, bowls and urinals
-	Wash both sides of all toilet seats
-           Dust all partitions, tile walls, dispensers and receptacles

-           Empty and clean paper towel and sanitary disposal receptacles
-	Fill toilet tissue holders, soap dispensers and towel dispensers; materials to be furnished by Landlord

-	Remove all wastepaper and refuse to designated area in the premises

C)	LAVATORIES — PERIODIC CLEANING (EXCLUDES PRIVATE & EXECUTIVE LAVATORIES

-	Machine scrub flooring as necessary

-	Wash all partitions, tile walls, and enamel surfaces periodically, using proper disinfectant when necessary

D) DAY SERVICES — DUTIES OF THE DAY PORTERS

-	Police ladies' restrooms and lavatories, keeping them in clean condition
-	Fill toilet dispensers; materials to be furnished by Landlord
-	Fill sanitary napkin dispensers; materials to be furnished by Landlord

E) SCHEDULE OF CLEANING

-	Upon completion of the nightly chores, all lights shall be turned off, windows closed, doors locked and offices left in a neat and orderly condition

-	All day, nightly and periodic cleaning services as listed herein, to be done five nights each week, Monday through Friday, except Union and Legal Holidays

-	All windows from the 2nd floor to the roof will be cleaned inside out quarterly, weather permitting

EXHIBIT E

FORM STANDBY LETTER OF CREDIT

Date:

Beneficiary:

[Landlord]
c/o SL Green Realty Corporation 420 Lexington Avenue
New York, NY 10170

Letter of Credit No. Gentlemen:
By order of our client, [Tenant Name and Address], we hereby establish our irrevocable, unconditional Standby Letter of Credit No.  in your favor for an amount not to exceed in aggregate USD $  effective immediately and expiring at our office located at, New York, New York
with at the close of business on

Funds hereunder are available to you or your transferee against presentation of your sight draft(s), drawn on us, mentioning thereon this Letter of Credit Number

,which may be executed on your behalf by your agent or on behalf of your transferee(s) by its agent(s), without presentation of any other documents, statements or authorizations.

This Letter of Credit shall be deemed automatically extended, without amendment, for additional period(s) of one (1) year from the current expiration date hereof and each successive expiration date, the last renewal of which shall be for a term set to expire not earlier than [the date occurring ninety (90) days following the Expiration Date of the term of the Lease], unless we notify you not less than sixty (60) days prior to then applicable expiration date hereof that we elect not to consider this Letter of Credit renewed for such additional period(s). In order to be effective, any such notice of non-renewal must be sent by registered mail (return receipt requested) (i) to you at the above address and (ii) simultaneously to the "Leasing Counsel", SL Green Realty Corporation, 420 Lexington Avenue, New York, NY 10170, (or to such other addresses as you or your transferee(s) shall designate in writing).

This Letter of Credit is transferable and may be transferred in its entirety, but not in part, and may be successively transferred by you or any transferee hereunder to a successor transferee(s) upon execution and delivery to us of the transfer form annexed hereto. All transfer fees shall be payable by our client.

We hereby agree with drawers, endorsers, and all bona fide holders that drafts drawn under and in compliance with the terms hereof will be duly honored upon presentation to us at our office located at [New York, New York].

Except as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice ("UCP") for Documentary Credits, (1993 Revision), International Chamber of Commerce, Publication No. 500.

Very truly yours,
[NAME OF BANK]

    BY:
    [AUTHORIZED SIGNATURE]
    New York, NY
                   Date:

EXHIBIT F

EXHIBIT G Option Space

Suite	Area	Tenant's Proportionate Share	Lease Expiration Date

3500	8,629 rsf	1.341% for purposes of computing tax escalation; 1.367% for purposes of computing operating expense escalation	November 30, 2016